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Exhibit 10.17

SAN CRISTÓBAL MINE

OPEN PIT CONTRACT MINING SERVICES AGREEMENT

BETWEEN

MINERA SAN CRISTÓBAL, S.A.

AND

WASHINGTON GROUP BOLIVIA S.R.L.

JANUARY 7, 2005

* Certain material marked with an asterisk on pages 10, 16, 17, 18, 19, 22, 24, 27, 38, 45, 46, 50 and 52 this Agreement has been omitted pursuant to a request for confidential treatment. This Agreement, with the omitted material included, has been filed separately with the Commission.

i

ARTICLE 6. DELAYS AND SUSPENSION	24
6.1 Notice Regarding Delays	24
6.2 Adjustments for Delays Not Caused by Contractor	24
6.3 Compensation During Delays	24
6.4 Delays Caused by Contractor	24
6.5 Owner-Ordered Suspensions	25
6.6 Adjustments for Owner-Ordered Suspensions	25
6.7 Compensation During Owner-Ordered Suspension	26
6.8 Remedy for Owner-Ordered Suspension	26
6.9 Notice to Resume Work	26
6.10 Suspension of Work by Contractor	26
6.11 Right to Terminate for Extended Suspension	27
ARTICLE 7. REPRESENTATIONS	27
7.1 Parties' Representations	27
7.2 Contractor's Representations	28
7.3 Owner's Representations	28
ARTICLE 8. OBLIGATIONS OF CONTRACTOR	29
8.1 Contractor's Representative	29
8.2 Subcontractors	29
8.3 Contractor's Responsibility for Surveying and Correcting Work	30
8.4 Changed Conditions	30
8.5 Communication, Documentation, and Reporting	30
8.6 Maintenance of Records	31
8.7 Supervision and Compliance with Directives	31
8.8 Inspection and Tests	32
8.9 Compliance with Applicable Laws	32
8.10 Permits	32
8.11 Cleanup	33
8.12 Protection Of Materials	33
8.13 Maintenance of Physical Facilities	33
ARTICLE 9. OWNER'S OBLIGATIONS	33
9.1 Owner's Representative	33
9.2 Orders Regarding Work	33
9.3 Prompt Payment	34
9.4 Compliance with Laws	34
9.5 Permits	34
9.6 Furnishing Data and Designations	34
9.7 ASM Balance Sheet	34
9.8 Availability of Property	34
9.9 Aerial Survey	34
9.10 Assaying and Ore Control	34
9.11 Mine Planning	34
9.12 Owner Supplied Facilities and Materials	34
9.13 Explosives	34

ARTICLE 10. PERSONNEL AND LABOR	35
10.1 Personnel	35
10.2 Owner's Right to Remove Personnel	35
10.3 Training Program	35
10.4 Senior Supervisory Personnel	35
10.5 Accommodation and Travel	35
10.6 Notice of Labor Disputes	36
10.7 Non-Solicitation	36
10.8 Required Payments to Employees	36
ARTICLE 11. EQUIPMENT AND MATERIALS	36
11.1 Materials	36
11.2 Title	37
11.3 Manufacturer's Directions	37
11.4 Purchase of Equipment and Materials	37
11.5 Contractor Warranty for Equipment	37
11.6 Option to Purchase Equipment	38
11.7 Contractor's Put Option	38
11.8 Handling, Storage and Care of WMM and Mine Equipment	39
ARTICLE 12. HEALTH, SAFETY, CULTURAL AND ENVIRONMENTAL COMPLIANCE	39
12.1 Safety	39
12.2 Fire Prevention and Protection	40
12.3 Interference	40
12.4 Accident Reporting	40
12.5 Medical Facilities	40
12.6 Protective Apparel and Devices	41
12.7 Electrics	41
12.8 Explosives and Blasting	41
12.9 Dust Control	41
12.10 Security Policies and Practices	41
12.11 Hazards and Operational Reviews	41
12.12 Preservation of Natural Landscape	41
12.13 Cultural Compliance	41
12.14 Community Relations	41
12.15 Spill Control and Containment	42
12.16 Environmental Responsibilities	42
ARTICLE 13. CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY	43
13.1 Undertaking to Keep Information Confidential.	43
13.2 Undertaking to Abstain from Using Information	43
13.3 Patents and Inventions	44
13.4 Work Papers and Models	44
ARTICLE 14. DEFAULT AND INDEMNIFICATION	44
14.1 Contractor Default	44
14.2 Remedies for Contractor Default	45
14.3 Contractor's Failure to Meet Production Standards	45
14.4 Default by Owner	47
14.5 Remedies for Owner Default	47
14.6 Indemnification	48
14.7 No Consequential Damages	49
14.8 Limitation of Liability	50

ARTICLE 15. PERFORMANCE SECURITY AND INSURANCE	50
15.1 Insurance	50
15.2 Contractor Security	50
15.3 Contractor Parent Guaranty	50
15.4 Owner Parent Guaranty	50
ARTICLE 16. FORCE MAJEURE	51
16.1 Events of Force Majeure	51
16.2 Notice Required	51
16.3 Performance Suspended	51
16.4 Adjustments as a Result of Force Majeure	51
16.5 Each Party To Overcome Force Majeure	52
16.6 Termination for Extended Force Majeure	52
ARTICLE 17. TERMINATION	52
17.1 Termination for Convenience	52
17.2 Termination for Contractor Default	53
17.3 Obligations of Contractor	53
17.4 Rights of Owner	54
17.5 Termination for Owner Default	54
17.6 Demobilization upon Termination	55
ARTICLE 18. DISPUTE RESOLUTION	55
18.1 Dispute Resolution Procedure	55
18.2 Notice of Dispute	55
18.3 Investigation and Negotiation	55
18.4 Dispute Resolution Process	55
18.5 International Arbitration	55
18.6 Joinder of Other Parties	56
18.7 Continuation of Performance	56
18.8 Arbitrations under Other Contracts	57
18.9 Equitable Relief	57
ARTICLE 19. TAX MATTERS	57
19.1 Tax Optimization	57
19.2 Tax Matters	57
ARTICLE 20. INTERNATIONAL PROVISIONS	57
20.1 FCPA and Similar Laws	57
20.2 Gratuities	57
20.3 Export Control Provisions	57
ARTICLE 21. MISCELLANEOUS	58
21.1 Governing Law; Jurisdiction	58
21.2 Notices	58
21.3 Assignment	59
21.4 Entire Agreement	59
21.5 Non-Waiver of Rights and Remedies	59
21.6 Headings Not Part of this Agreement	59
21.7 Relationship	60
21.8 Status of Third Parties	60
21.9 Severability	60
21.10 Announcements	60
21.11 Survival of Obligations	60
21.12 Execution and Counterparts	60

EXHIBITS

Exhibit A	Scope of Work
Part 1—Preliminary Activities Phase
Part 2—Production Mining Phase
Exhibit B	Specifications
Part 1—General Location Map
Part 2—Mine Coordinate Survey
Part 3—Haul and Access Road Designs
Part 4—General Specifications
Part 5—Rock Strength Characteristics
Part 6—Site Climate
Part 7—Haulage Cycle Estimates
Part 8—Crusher Area Regrades
Part 9—Conveyor Plan & Profiles Fill Completion
Exhibit C	Drawings
Exhibit D	Equipment
Part 1—Major Equipment
Part 2—Support Equipment
Exhibit E	Contractor Organizational Chart
Exhibit F	Permits
Exhibit G	Forms
Part 1—Form of Change Order
Part 2—Form of Field Work Instruction
Part 3—Form of WGI Guaranty
Part 4—Form of ASM Guaranty

SCHEDULES

Schedule I	Preliminary Activities Development Schedule
Schedule II	Target Price for Preliminary Activities Phase
Schedule III	Fee Schedule
Schedule IV	Start-up Costs
Schedule V	Work and Compensation Schedules
Schedule VI	Equipment Buyout Calculation Basis Schedule
Schedule VII	Owner Controlled Insurance Program
Schedule VIII	Termination Fee Schedule

ANNEXES

Annex 1	Power of Attorney of Anthony Edgar
Annex 2	Power of Attorney of Carlos H. Fernandez Mazzi

v

OPEN PIT CONTRACT MINING SERVICES AGREEMENT

        This Open Pit Contract Mining Services Agreement (this "Agreement") made this 7th day of January, 2005 (the "Effective Date") is between Minera San Cristóbal, S.A., a sociedad anonima formed under the laws of Bolivia ("Owner"), and Washington Group Bolivia S.R.L., a limited liability company organized under the laws of Bolivia ("Contractor").

Recitals:

1.
Owner owns the appropriate rights and desires to develop and operate a silver, zinc and lead mine known as the San Cristóbal Mine, located in the San Cristóbal district, Potosí department of Bolivia (the "Mine", as further defined below);

2.
Owner desires to engage an independent contractor to perform works, which are briefly described as construction and maintenance of site access and haul roads, open pit preproduction stripping, waste stripping, mining of ore, construction and management of waste dumps and ore stockpiles and various other contract mining services (collectively, the "Work", as more fully described in Exhibit A); and

3.
In response to a Request for Proposal dated April 27, 2004 from Owner titled "Proposal for Open Pit Contract Mining, San Cristóbal Project, Department of Potosi, Bolivia S.A. dated June 21, 2004," Contractor has submitted a tender form for the performance of the Work as an independent contractor, and Owner has accepted, with modifications agreed to by the Parties, the tender form of Contractor (the "Proposal") to perform the Work on the terms and conditions set forth in this Agreement.

AGREEMENT:

        In consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Contractor and Owner agree as follows:

ARTICLE 1.
DEFINITIONS

        1.1 Definitions. Capitalized terms used in this Agreement, and in the Exhibits and the Schedules attached hereto and forming a part of this Agreement, shall have the following meanings, unless otherwise defined:

        "Actual Cost" has the meaning set forth in Section 4.2(a).

        "Additional Work" has the meaning set forth in Section 5.2.

        "Affiliates" means any person, partnership, limited liability company, joint venture, corporation, or other form of entity or enterprise which Controls or is Controlled by, or is under common Control with a Party. For purposes of this definition, "Control" used as a verb means, when used with respect to any entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and "Control" used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

        "Agreement" means this Open Pit Contract Mining Services Agreement, together with all of the Exhibits and Schedules hereto, as the same may be amended from time to time.

        "Annual Total Payment" has the meaning set forth in Section 4.4(a).

        "ASM" means Apex Silver Mines Limited, a Cayman Islands corporation, which is the indirect parent of Owner.

        "ASM Guaranty" has the meaning set forth in Section 15.4.

        "Bank Cubic Meter" or "BCM" means a measure of volume of one cubic meter for excavation and payment purposes and is intended to be the volume of the original rock in situ prior to blasting and excavation, as determined by Owner using generally accepted survey methods.

        "Base Fee" has the meaning set forth in Section 2.5.

        "Blending Requirement" means the daily blending requirement of exposed and/or stockpiled Ore to be submitted to Contractor by Owner that is to be monitored on an hourly basis, as set forth in Part 2 of Exhibit A.

        "Catch Bench" means a horizontal space set in from a Mine highwall face for the purpose of retaining rock spillage, as designed and configured from time to time by Owner.

        "Change" has the meaning set forth in Section 5.1.

        "Change Order" means a written confirmation prepared by Owner and delivered to Contractor on Owner's designated form, a copy of which is set forth in Part 1 of Exhibit G, evidencing a modification to the Agreement or material alteration of the Work, in accordance with Section 5.1.

        "Civil Works" means collectively, the Initial Mine Roads, the Waste Dumps, the Conveyor Embankment, the ROM Pad and other infrastructure described in Part 1 of Exhibit A (other than the Physical Facilities) and all earthworks required to complete the same.

        "Completed Work" means all of the Civil Works constructed, Mining Operations performed and other services rendered as part of the Work under this Agreement to date, at any given time during the Term.

        "Completion Date" means the time or times set forth in this Agreement or in the various Preliminary Activities Development Schedule for completion of specified portions of the Work.

        "Confidential Information" has the meaning set forth in Section 13.1.

        "Construction Agreement" means the Engineering, Procurement, and Construction Agreement to be entered into by and between Owner and Contractor for the construction by Contractor of the Physical Facilities, together with all of the exhibits and schedules attached thereto, as the same may be amended from time to time.

        "Contract Year" means a consecutive twelve (12) month period during the Term, commencing on the Production Mining Commencement Date or any anniversary thereof and ending twelve (12) months thereafter. Any measurement of a time period that begins prior to Production Mining is designated in this Agreement in calendar years.

        "Contractor" means the Party identified as such in the introductory paragraph hereof and its permitted successors and assigns.

        "Contractor's Representative" means the person identified in Section 8.1, or the person otherwise designated by Contractor and accepted by Owner from time to time during the Term who is authorized to act on Contractor's behalf for the purposes of this Agreement.

        "Contractor's Security" means that certain security instrument obtained by Contractor for the benefit of Owner in accordance with Section 15.2.

        "Controlled Items" has the meaning set forth in Section 20.3.

        "Conveyor Embankment" means the embankment of General Embankment Fill running from the Primary Crusher to the Mill to be constructed by Contractor as part of the Civil Works pursuant to Exhibit A.

        "Cost Fee Percentage" means the percentage, as set forth in Schedule IIIhereto, by which Contractor's Actual Costs shall be multiplied to determine Contractor's Fee on Cost for any given month of the Term, in accordance with Section 4.2(b).

        "day" means calendar day unless otherwise specifically provided.

        "Defective Work" has the meaning set forth in Section 3.10.

        "Dispute" has the meaning set forth in Section 18.1.

        "Drawings" means, as applicable, the drawings and diagrams illustrating all or part of the Work issued to Contractor by Owner as included in the various parts of Exhibit B and listed in Exhibit C, as the same may be updated from time to time, or those to be completed by Contractor or its Subcontractors and approved by Owner in connection with performance of the Work pursuant to Section 3.2.

        "EAP" means the environmental action plan prepared for Owner in accordance with national, provincial and international guidelines, including specifically the requirements of Bolivian law, to identify and evaluate the potential impacts associated with the development of the Mine, a copy of which has been delivered to Contractor.

        "East Dump" means the Waste Dump to be located in the basin east of the Jayula Pit and east of the old village of San Cristóbal.

        "Effective Date" has the meaning set forth in the introductory paragraph hereof.

        "EPCM Agreement" means the EPCM Services Supply Agreement dated as of November 8, 2004, by and between Owner and EPCM Contractor, which provides for performance of the EPCM Work (as defined therein) by EPCM Contractor.

        "EPCM Contractor" means Aker Kvaerner Metals, Inc. and its permitted assigns.

        "Equator Principles" means the Equator Principles in effect as of the date hereof that are applicable to the Project, consisting of the standards promulgated by the World Bank as of 1998 and the IFC guidelines in effect as of the date hereof.

        "Equipment" means the Major Equipment and the Support Equipment (each as more fully described in Exhibit D) to be provided by Contractor for performance of the Work during the Term.

        "Fee on Capital" has the meaning set forth in Section 4.2(c).

        "Fee on Cost" has the meaning set forth in Section 4.2(b).

        "FCPA" means the United States Foreign Corrupt Practices Act of 1977, as may be amended from time to time.

        "Field Work Instruction" means a written instruction prepared by Owner and delivered to Contractor on Owner's designated form, a copy of which is set forth in Part 2 of Exhibit G, requiring an alteration of the Work or the manner in which the Work is performed that is not a material Change to either the Work or the Scope of Work, in accordance with Section 5.1(c).

        "Final Completion Date" means the earlier of the date that is ten years after the Production Mining Commencement Date, or the date this Agreement is terminated pursuant to Article 17, as extended in either case by a demobilization period as provided by Section 17.6.

        "force majeure" has the meaning set forth in Section 16.1.

        "G&A Fee" has the meaning set forth in Section 4.2(d).

        "General Embankment Fill" means Waste from the Pits or other rock material that is used as general cut and fill to construct the Civil Works in accordance with the specification set forth as General Specification No. GC-01A in Part 4 of Exhibit B.

        "Haul Roads" means the roads to be constructed and maintained by Contractor from time to time during the Term, as set forth in Part 3 of Exhibit B or as otherwise designated by Owner on which Ore and Waste are to be transported, including the initial haul road to be constructed as one of the Initial Mine Roads.

        "ICC" has the meaning set forth in Section 18.4(b).

        "Indemnified Party" has the meaning set forth in Section 14.6.

        "Indemnifying Party" has the meaning set forth in Section 14.6.

        "Industrial Depreciable Value," whether for new or used Equipment, has the meaning set forth in Schedule VI.

        "Initial Mine Roads" means collectively, (a) the initial Mine haul road with a designed width of thirty-five (35) meters and a maximum gradient of ten percent (10%) to be constructed by Contractor from the old San Cristóbal townsite to the upper benches of both the Tesorera Pit and the Jayula Pit, (b) the haul road between the old San Cristóbal townsite and the Primary Crusher, (c) the associated fills to construct all Haul Roads, (d) the General Embankment Fill around the Primary Crusher, and (e) the initial Mine access road from the Animas townsite to the Contractor staging area.

        "Jayula Pit" means the open pit to be excavated and mined on the San Cristóbal deposit, that shall be initially developed as a starter pit and that shall ultimately merge with the Tesorera Pit. This pit shall be located on the southwest slopes of Cerro Jayula at the site of the original silver discovery at La Hedionda, as identified in Part 2 of Exhibit B.

        "Key Milestones" means the milestones designated as the Key Milestones in Part 1 of Exhibit A.

        "Law" or "Laws" means all applicable Equator Principles and standards of the Mine Health Safety Administration, all applicable Bolivian or United States (to the extent such laws have extra-territorial application) or other federal, national, state, provincial, department, district and local laws (statutory, code or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, decrees, and other official governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature, and shall specifically include such laws aimed at reclamation or restoration of the lands included within the Project; abatement of pollution; protection of the environment; protection of wildlife; ensuring public safety from environmental hazards; protection of cultural or historic resources, including laws governing the protection of the culture of the indigenous people; and management, storage or control of hazardous materials and substances as well as the release or potential release thereof.

        "Loose Cubic Meter" or "LCM" means a measure of volume of one cubic meter of loose excavated material.

        "Major Equipment" means all of the equipment set forth in Part 1 of Exhibit D.

        "Material Change" has the meaning set forth in Section 5.1(a).

        "Materials" means the materials, apparatus, parts, and equipment that are by this Agreement to be procured, erected, installed or placed, or otherwise incorporated into the Civil Works or regularly consumed during performance of the Work.

        "Materials of Environmental Concern" has the meaning set forth in Section 12.16(e).

        "Mill" means the Ore processing plant built, owned, operated and maintained by Owner or its Third Party Contractors.

        "Mine" means the San Cristóbal zinc, lead and silver mine consisting of the Jayula Pit, the Tesorera Pit, the East Dump, the SW Dump, the Initial Mine Roads, other Haul Roads, the Civil Works and all other facilities and infrastructure located within the Site.

        "Mine Production Schedule" has the meaning set forth in Section 2.3. A Mine Production Schedule shall be prepared for each Contract Year during the Term during which Production Mining shall occur, and references in this Agreement to "the Mine Production Schedule" refer to the Mine Production Schedule developed for the applicable Contract Year.

        "Mine Roads" means the Haul Roads and the Initial Mine Roads, as further described in Part 3 of Exhibit B, as any of them may be extended or repositioned from time to time during the Term, and any additional roads required to be constructed and maintained during the Term in order to perform the Work and develop the Project.

        "Mining Operations" means collectively, the Preproduction Stripping and the Production Mining.

        "Mining Study" means that certain Mining Study of the San Cristóbal Project dated September 28, 2004, prepared by Mine Reserves Associates, Inc.

        "Non-Work Items" has the meaning set forth in Section 8.12.

        "NOSA" means a safety program developed by the National Occupational Safety Association, or similar program as agreed to by Owner and Contractor.

        "Notice to Proceed" means the written authorization from Owner to Contractor to commence the Work.

        "OCIP" has the meaning set forth in Schedule VII.

        "Ore" means rock and other material containing lead, zinc or silver minerals in economically feasible quantities designated by Owner to be identified, excavated from the Pits, segregated from Waste, and processed to produce lead-silver and zinc-silver concentrates.

        "Ore Production Rate" has the meaning set forth in Section 14.3(a).

        "Owner" means the Party identified as such in the introductory paragraph hereof and its permitted successors and assigns.

        "Owner's Representative" means the person identified in Section 9.1, or the person otherwise designated by Owner from time to time during the Term who is authorized by Owner to act on Owner's behalf for the purposes of this Agreement.

        "Oxide Ore" means Ore that is imbedded in oxide rock or other oxide materials.

        "Oxide Stockpile" means the Stockpile of Oxide Ore to be located north-northwest of the Jayula Pit that shall receive Oxide Ore mined during performance of the Mining Operations that is not sent directly to the ROM Stockpiles or the Primary Crusher.

        "Package Insurance" has the meaning set forth in Section 4.2(e).

        "Package Insurance Fee" has the meaning set forth in Section 4.2(e).

        "Parts Inventory" has the meaning set forth in Section 3.5(d).

        "Party" means either Owner or Contractor and "Parties" means Owner and Contractor, collectively.

        "Phase" refers to either the Preliminary Activities Phase or the Production Mining Phase of the Work, as applicable.

        "Physical Facilities" means each of the buildings and physical structures to be constructed by Contractor pursuant to the Construction Agreement.

        "Pits" means the Tesorera Pit and the Jayula Pit, collectively.

        "Preliminary Activities" means construction of the Civil Works and performance of the Preproduction Stripping, and "Preliminary Activities Phase" means that period of time during which the Preliminary Activities shall be conducted by Contractor.

        "Preliminary Activities Development Schedule" has the meaning set forth in Section 2.3.

        "Preproduction Stripping" means excavation and removal of overburden Waste and Ore from the Mine pursuant to Part 1 of Exhibit A, that must be performed prior to the commencement of Production Mining.

        "Primary Crusher" means the crusher to be installed by a Third Party Contractor at a location which is approximately 1,300 meters south of the old San Cristóbal townsite.

        "Production Mining" means the mining and transportation of Ore from the Pits to the Primary Crusher or ROM Stockpiles after the Production Mining Commencement Date, feeding Ore to the Primary Crusher, stripping of overburden and removal of Waste from the Pits as necessary, Ore and Waste re-handling and Stockpile maintenance, and all other activities to be performed by Contractor in connection with production mining operations at the Mine, and "Production Mining Phase" means that period of time during which the Production Mining shall be conducted by Contractor.

        "Production Mining Commencement Date" means the first day of the month beginning after completion of the Preliminary Activities Phase, or such other date as the Parties may agree upon.

        "Production Rates" has the meaning set forth in Section 14.3(a).

        "Project" means all activities required to develop the Mine, whether contemplated by the terms of this Agreement or not.

        "Proposal" has the meaning set forth in the Recitals hereto.

        "Protected Data" has the meaning set forth in Section 14.6(b).

        "Recovery Plan" means a plan prepared by Contractor and submitted to Owner pursuant to Section 2.5 and Section 14.3 describing how Contractor intends to recover the Preliminary Activities Development Schedule for the Preliminary Activities Phase or the Mine Production Schedule for any given Contract Year.

        "Representative" means either Contractor's Representative or Owner's Representative, as applicable.

        "Request for Change" has the meaning set forth in Section 5.2.

        "ROM Pad" means the surface area upon which haulage trucks shall drive to deposit Ore onto the ROM Stockpiles.

        "ROM Stockpiles" means any of the run of mine Stockpiles of Oxide Ore or Sulfide Ore as designated by ore type and grade by Owner from time to time that are located at the Primary Crusher area.

        "Rules" has the meaning set forth in Section 18.5.

        "Scope of Work" refers to the scope of the Work for the Project to be performed by Contractor and its Subcontractors, as described in Exhibit A, as it may be revised from time to time during the Term, which outlines the fundamental parameters of the separate obligations, projects and activities to be undertaken by Contractor and its Subcontractors pursuant to this Agreement that constitute the Work.

        "Senior Lenders" means lenders providing secured financing to Owner for the purpose of developing the Project, and any extensions, renewals, rollovers or replacements of such financing.

        "Senior Management" has the meaning set forth in Section 18.4(a).

        "Sharing Ratio" has the meaning set forth in Section 4.4(d).

        "Site" means the lands and other places provided by Owner on, under, in or through which the Work associated with the Project is to be executed or carried out, which lands shall be for all intents and purposes limited to the area of the Tesorera Pit, the Jayula Pit, the SW Dump, the East Dump, the ROM Stockpiles, as well as the Initial Mine Roads, other Haul Roads, the Truck Shop, and Truck Shop area access road, all within a rectangular area on the Mine coordinate survey set forth in Part 2 of Exhibit B, bounded by coordinate lines 685,000 East, 688,000 East, 7,668,000 North and 7,663,000 North.

        "Specifications" means the written standards issued by or on behalf of Owner for the Work, as set forth in Exhibit B and as delivered to Contractor from time to time during the Term.

        "Stockpiles" means any of the stockpiles of Oxide Ore or Sulfide Ore before such Ore has been re-handled to the ROM Stockpiles or processed through the Primary Crusher.

        "Subcontractor" means any person or entity, including suppliers of Materials and Work Materials, who provides services, Materials or Work Materials for part of the Work under a contractual agreement (each, a "Subcontract") with Contractor.

        "Sulfide Ore" means Ore that is imbedded in sulfide rocks or other sulfide materials.

        "Sulfide Stockpile" means a Stockpile of Sulfide Ore to be located south—southwest of the Tesorera Pit that shall receive Sulfide Ore mined during performance of the Mining Operations that is not sent directly to the ROM Stockpiles or the Primary Crusher.

        "Support Equipment" means all of the equipment set forth in Part 2 of Exhibit D.

        "SW Dump" means the Waste Dump located immediately southwest of the Tesorera Pit.

        "Target Price" means the target price developed and agreed upon by the Parties for any given Contract Year pursuant to Section 4.3.

        "Target Total Payment" has the meaning set forth in Section 4.4(a)

        "Term" has the meaning set forth in Section 2.2.

        "Tesorera Pit" means the open pit to be excavated and mined on the San Cristóbal deposit, that shall be initially developed as a starter pit and that shall ultimately merge with the Jayula Pit. This pit shall be located west of and adjacent to the site where the old town of San Cristóbal was located, as identified on Part 2 of Exhibit B.

        "Third Party Contractors" means any person or entity other than Contractor, its Affiliates or its Subcontractors who provides services in connection with the Project that are not within the Scope of Work and do no constitute Work under this Agreement, pursuant to an agreement (each a "Third Party Contract") with Owner.

        "Truck Shop" has the meaning set forth in the Construction Agreement.

        "VAT" has the meaning set forth in Section 19.2.

        "Warranty Period" has the meaning set forth in Section 3.10(a).

        "Waste" means all rock and other material that is not Ore, to be excavated from the Pits, segregated from Ore, and transported to the appropriate Waste Dump or other areas as designated by Owner.

        "Waste Dump" means the East Dump, the SW Dump or any other dump for Waste developed in the course of performing the Work, as applicable.

        "Waste Production Rate" has the meaning set forth in Section 14.3(a).

        "WGI Guaranty" has the meaning set forth in Section 15.3.

        "WGI Parent" means Washington Group International, Inc., an Ohio corporation, which is the indirect parent company of Contractor.

        "WMM" means collectively, Work Materials and Materials.

        "Work" has the meaning set forth in the Recitals hereto.

        "Work and Compensation Schedules" has the meaning set forth in Section 10.1.

        "Work Materials" means the materials, tools, equipment, parts, facilities, apparatus, supplies and utilities required for the performance of the Work but which are not required to be incorporated into the Civil Works or regularly consumed during performance of the Work.

        "Work Papers" means all Specifications, Drawings, diagrams, sketches, field notes, surveys, designs, studies and reports, models and manufacturer's guarantees and other documents, information and data, including electronically stored files and programs specifically developed or acquired for the Project, pertaining to the Work or any part thereof and any amendments thereto, whether originating with Owner or generated, made or acquired by Contractor or a Subcontractor or any of its or their employees or agents.

        1.2 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, Subsections, and other subdivisions refer to the Exhibits, Schedules, Articles, Sections, Subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles and headings appearing at the beginning of any subdivision are for convenience only and do not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Agreement. The words "this Agreement," "herein," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases "this Section" and "this Subsection" and similar phrases refer only to the Sections or Subsections hereof in which the phrase occurs. The word "or" is not exclusive. Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender. Words in the singular form shall be construed to include the plural and words in the plural form shall be construed to include the singular, unless the context otherwise requires.

ARTICLE 2.
TIMELINE

        2.1 Effectiveness. This Agreement shall be effective as of the Effective Date.

        2.2 Term. Notwithstanding the Effective Date of this Agreement, the term of this Agreement (the "Term") shall commence upon the date set forth in the Notice to Proceed and shall terminate on the Final Completion Date.

        2.3 Progression of the Work. The Work shall be performed in two (2) designated Phases, the first of which shall be the Preliminary Activities Phase. Upon completion of the Preliminary Activities Phase, the Site shall be ready for the Production Mining Phase. The Preliminary Activities Phase of the Work shall be performed in accordance with the development milestones and Completion Dates set forth in the Preliminary Activities Development Schedule, a copy of which is attached as Schedule I hereto (the "Preliminary Activities Development Schedule"). Prior to the commencement of the Production Mining Phase of the Work and prior to the beginning of each Contract Year thereafter, Owner shall provide Contractor a proposed schedule that sets forth production requirements for the relevant Contract Year for excavation and transportation of Ore and stripping and removal of Waste from the Pits and re-handling of Ore and Waste, as necessary (each, a "Mine Production Schedule"), pursuant to Section 2.7.

        2.4 Preliminary Activities Phase. In order to be in a position to commence the Production Mining Phase in accordance with Owner's timetable, Contractor understands that the Preliminary Activities and the ordering or leasing of the Equipment necessary to begin Production Mining may need to be commenced prior to finalizing documentation of Owner's project financing for the Project. In such event, Contractor shall not order or lease any Equipment or commence the Preliminary Activities unless and until (i) Owner has delivered to Contractor the ASM Guaranty, in substantially the form of Part 4 of Exhibit G securing Owner's performance and payment obligations under this Agreement; (ii) Owner has delivered to Contractor the Preliminary Activities Development Schedule; (iii) Owner has delivered to Contractor the Notice to Proceed; and (iv) the Parties have agreed upon the commencement date of the Preliminary Activities at the Site.

          (a)   Preliminary Activities Development Schedule and Target Price. Attached hereto as Schedule I is the Preliminary Activities Development Schedule for the Preliminary Activities Phase. Attached hereto as Schedule II is the Target Price for the Preliminary Activities Phase, based upon the Preliminary Activities Development Schedule set forth in Schedule I and prepared in accordance with Section 4.3.

          (b)   Notice to Proceed. Owner may deliver the Notice to Proceed at any time after the Effective Date. The Notice to Proceed shall set forth the outside date upon which Contractor shall commence performing the Preliminary Activities at the Site, which date shall be at least four (4) months after the date the Notice to Proceed is delivered to Contractor. Contractor shall commence mobilization of its personnel and equipment as soon as practical after receipt of the Notice to Proceed in order to comply with the Preliminary Activities Development Schedule. Contractor shall furnish to Owner insurance certificate(s), or confirm insurability within Owner's current policies to the limits required by Article 15 no later than seven (7) days following its receipt of Owner's Notice to Proceed. Contractor shall furnish Contractor's Security, if required, no later than thirty (30) days prior to the date that performance of the Preliminary Activities is to commence at the Site.

          (c)   Acceptance of Civil Works. Contractor shall submit to Owner a notice of completion for each reasonably distinguishable project or facility constituting the Civil Works at least ten (10) days prior to the date of anticipated completion. Within ten (10) days after actual completion of each distinguishable project or facility constituting the Civil Works, Owner shall inspect or cause a Third Party Contractor to inspect such project or facility. If upon completion of such inspection, Owner is satisfied that the project or facility is substantially complete and shall not cause Owner any undue delay or expense that Owner would not have incurred had the project or facility been fully complete, Owner shall deliver to Contractor either a certificate of final acceptance, or a certificate of provisional acceptance listing punch list items and Defective Work with a description of the manner in which the project or facility is deficient, non-conforming, damaged or otherwise not in compliance with Contractor's warranties set forth in Section 3.9. Punch list items shall be completed within an agreed upon timeframe and Defective Work shall be re-performed as soon as practicable pursuant to Section 3.10. Upon completion of the punch list items or re-performance of any Defective Work, Owner shall promptly issue a certificate of final acceptance for such project or facility. Certificates of acceptance shall not be unreasonably withheld or conditioned. Care and custody of the Conveyor Embankment shall transfer to Owner upon delivery of a final acceptance certificate. Transfer of care and custody of the Conveyor Embankment shall not limit Contractor's obligations or liability under this Agreement. Contractor shall not be deemed to have completed the Preliminary Activities Phase until it has received either a provisional acceptance certificate or a final acceptance certificate for all distinguishable projects or facilities constituting the Civil Works and completed the Preproduction Stripping.

        2.5 Delay Damages.

          (a)   Delays. In the event that Contractor foresees that it shall not be able to meet any of the Completion Dates set forth in the Preliminary Activities Development Schedule, it shall promptly notify Owner. Contractor shall promptly prepare and submit to Owner a Recovery Plan and schedule for recovery of the Preliminary Activities Development Schedule. The Recovery Plan shall describe the steps Contractor shall take, including but not limited to bringing in additional labor and equipment at Contractor's cost, to recover the Preliminary Activities Development Schedule. The Recovery Plan shall be subject to Owner's review and approval, which shall not be unreasonably withheld or conditioned. Owner's acceptance or reasons for not accepting the Recovery Plan shall be delivered to Contractor within fifteen (15) days after submission of the Recovery Plan to Owner. If the Parties cannot promptly agree upon the terms of the Recovery Plan and related Completion Dates, any dispute shall be resolved pursuant to the dispute resolution provisions of Article 18.

          (b)   Delay Damages. Contractor understands that Owner shall incur additional costs and penalties in the event that any of the Key Milestones identified in the Preliminary Activities Development Schedule are not completed on or prior to the applicable Completion Dates set forth in the Preliminary Activities Development Schedule. Owner's sole and exclusive remedy for Contractor's failure to meet the Completion Dates for the Key Milestones shall be Contractor's payment to Owner of the sum of * for each day that any of the projects or facilities that must be completed to achieve any of the Key Milestones are not complete beyond the relevant Completion Date set forth in the Preliminary Activities Development Schedule. Contractor's payment obligation shall be secured by Contractor's Security pursuant to Section 15.2 and the WGI Guaranty pursuant to Section 15.3. The amounts provided for in this Section 2.5 are liquidated damages to compensate Owner for actual damages, that cannot be quantified at this time, that shall be sustained by Owner in the future in the event that Contractor fails to achieve any of the Key Milestones set forth in the Preliminary Activities Development Schedule; provided, however, that under no circumstances shall the aggregate liquidated damages paid by Contractor exceed *. Notwithstanding anything herein, Contractor shall be excused from its obligation to pay delay damages to the extent that the delay is caused by Owner, Third Party Contractors or events outside of Contractor's reasonable control and to the extent applicable, Sections 6.1 and 6.2 shall apply.

        2.6 Preparation for Production Mining Phase. At least ninety (90) days prior to the scheduled Completion Date of the Preliminary Activities Phase, Owner shall provide Contractor with a proposed Mine Production Schedule for the first Contract Year of Production Mining pursuant to Section 2.7. Contractor shall review and provide comments to Owner regarding the proposed Mine Production Schedule in order to develop a Target Price for the first Contract Year pursuant to Section 4.3. Unless otherwise agreed by the Parties, the Production Mining Phase shall not commence until after completion of the Preliminary Activities Phase, including acceptance of each of the Civil Works and completion of the Preproduction Stripping, as required by the Preliminary Activities Development Schedule.

        2.7 Mine Production Schedule Requirements. Each Mine Production Schedule, delivered to Contractor by Owner at least ninety (90) days prior to the beginning of each Contract Year, shall set forth for the relevant Contract Year, the tonnage and volume requirements for excavation and transportation of Ore and stripping and removal of Waste from the Pits and re-handling of Ore and Waste, as necessary. Each Mine Production Schedule shall also set forth the Ore types and sources to be mined on a monthly basis, the projected progression of the Pits, Haul Roads and Waste Dumps and other development activities. The Mine Production Schedule shall be designed to provide sufficient working areas to enable the monthly and daily Ore mining requirements to be met both in terms of quantity and quality in accordance with Exhibit A. Each Mine Production Schedule shall contain as much detail as reasonably possible and shall be subject to revision from time to time as provided by this Agreement. Contractor shall have a period of thirty (30) days in which to review and provide Owner with comments regarding the proposed Mine Production Schedule in connection with the preparation and delivery to Owner of the proposed Target Price for the applicable Contract Year pursuant to Section 4.3. Contractor shall, for each Contract Year, perform and complete Production Mining in accordance with the volume requirements set forth in each agreed upon Mine Production Schedule.

        2.8 Obligation to Commence Despite Outstanding Dispute. Any issues relating to a proposed Mine Production Schedule pursuant to Section 2.7 that are not resolved within the designated period for review and comment shall be resolved in accordance with the dispute resolution mechanisms of Article 18. The resolution of any such disputes shall include a reconciliation to put the Parties in the same position (financial or otherwise) as if the agreed upon elements of the Mine Production Schedule or the Target Price (revised as part of the resolution of such dispute) had been in place at the beginning of the Contract Year. Notwithstanding the foregoing or any outstanding unresolved dispute, Contractor shall commence the Work for the Contract Year in the manner and the timeframe set forth in the proposed Mine Production Schedule; provided that Contractor shall not be obligated to make a Material Change from the Mine Production Schedule for the prior Contract Year, without Contractor's prior agreement.

ARTICLE 3.
DESCRIPTION OF WORK; DESIGN

        3.1 Scope of Work. Contractor shall, at its sole risk, provide all labor, including all operating, maintenance and direct supervision personnel; Equipment; Materials; Work Materials; tools; supplies; other equipment; transportation and other services, and to perform all operations for the Term of this Agreement necessary to perform the Work, including:

          (a)   Construction of the Civil Works, as described in Part 1 of Exhibit A, including:

            (i)    pioneering and constructing the Initial Mine Roads;

            (ii)   constructing stormwater drainage systems;

            (iii)  constructing the Stockpile areas and Waste Dumps;

            (iv)  depositing General Embankment Fill; and

            (v)   constructing all earthworks required for construction of the Physical Facilities and each of the above;

          (b)   Performance of the Preproduction Stripping, as described in Part 1 of Exhibit A;

          (c)   Work with Owner to confirm or otherwise that the parameters of the Blending Requirement, as set forth in Part 2 of Exhibit A, are achievable;

          (d)   Performance of Production Mining, including:

            (i)    excavating of Ore and Waste from the Pits and segregating to achieve the Blending Requirement as set forth in Part 2 of Exhibit A;

            (ii)   developing and maintaining access ramps and roads; constructing and maintaining Catch Benches as required, Haul Roads, Stockpiles, Waste Dumps, drainage ditches and systems, electrical and communication systems;

            (iii)  transporting Ore to the Primary Crusher or the applicable Stockpiles and transporting Waste to the Waste Dumps or as otherwise designated by Owner;

            (iv)  developing, updating and implementing procedures for the most efficient manner of re-handling Ore and Waste, as required;

            (v)   general clean up of all areas at the Site in accordance with this Agreement; and

          (e)   Performance of any Additional Work, as required from time to time during the Term.

        3.2 Design and Operation.

          (a)   Drawings. To the extent the Scope of Work requires preparation of Drawings by Contractor, the following provisions shall apply:

            (i)    Contractor shall prepare and furnish to Owner in accordance with a schedule approved by Owner, all Drawings respecting the Work which Owner deems necessary. Contractor shall make changes in Drawings which Owner's Representative may reasonably require consistent with this Agreement in order to clarify the Work intended or to show its relation to adjacent property or the Site. Contractor shall submit such number of copies of Drawings as Owner's Representative may require for its review. When submitting Drawings, Contractor shall notify Owner's Representative in writing of changes made therein from Specifications or Drawings that have been previously approved by Owner or its representatives. Contractor shall ensure that all Drawings submitted are approved by Owner's Representative. Owner's review of Drawings shall not relieve Contractor of responsibility for errors or omissions therein. All Drawings submitted must be identified as to source, location, the part of the Work shown and the date of the most recent revision thereto.

            (ii)   Contractor shall not perform any Work based upon Drawings until the Drawings have been reviewed and approved by Owner.

          (b)   Project and As-Built Drawings. With respect to all Drawings used by Contractor in performance of the Work:

            (i)    Drawings issued by Owner may be furnished in various stages of development. All Drawings are subject to revision at any time, subject to the provisions of Article 5. Owner shall notify Contractor's Representative in writing of changes made from previous versions of Drawings. The Drawing with the latest revision designation that has been reviewed and approved by Owner shall be the definitive Drawing for the purposes of performing the Work, and Contractor shall perform the Work in accordance with such Drawing. Preliminary Drawings shall not be used to perform permanent fabrication, construction or Mining Operations.

            (ii)   Contractor, on receipt of a revised Drawing, shall promptly review the revisions made by Owner to decide whether and to what extent those revisions shall have an impact on the cost or time required to perform the Work. If Owner has not been notified in the time and manner required in Section 5.1, it shall be deemed that the Parties agree that no adjustment is required to the Preliminary Activities Development Schedule, the Mine Production Schedule or the Target Price established for performance of the Work.

            (iii)  Contractor shall keep one complete and current set of all Drawings used in the performance of the Work in good condition in its office at the Site and shall make the same available at all times to Owner's Representative.

            (iv)  Upon completion of the Preliminary Activities Phase, or any distinguishable portion of such Phase, upon Owner's request, and quarterly with respect to Mining Operations, Contractor shall deliver to Owner one marked-up copy in good condition of all as-built Drawings, amended to show the Work performed to date.

         3.3 Facilities for Contractor's Use.

          (a)   Contractor's Storage Yard. Owner shall make available a surface area designated as Contractor's storage yard, as indicated on the Drawings. This area may be used to store supplies. No buildings may be erected within the storage yard without Owner's prior written consent. Contractor shall provide and Owner shall approve adequate fire fighting equipment to be maintained in good working condition at all times.

          (b)   Telephones and Radio Facilities. Owner shall provide telephone facilities for external lines. Contractor understands that such lines may be limited. Owner shall pay for all reasonable telephone charges incurred in accordance with Contractor's policies and procedures for phone use, which shall be reviewed and approved by Owner. Contractor shall provide a communication system, including telephone and/or radio, as required, to its surface facilities and established operating points (Primary Crusher, magazines, blasting stations, Stockpiles, Waste Dumps, pumping stations, etc.). Contractor shall set up radio transmitting and receiving facilities for control of Site operations. Contractor shall obtain necessary licensing or other approval from authorities for the radio communication system. The system shall consist of a minimum of one radio in each Pit supervisor vehicle and each production loading unit. Contractor shall provide to Owner's Representative radio communication with the production loading operators such that Ore grade control can be monitored and directed by Owner's Representative.

          (c)   Access Roads, Parking. Contractor shall use existing personnel access roads which shall be maintained by Contractor within the Site. Parking of Major Equipment and smaller vehicles shall be in locations specified by Owner. Layout of the parking areas shall be in accordance with the Drawings. Maintenance and all necessary security in Contractor's parking areas shall be the responsibility of Contractor. Contractor shall maintain all Mine Roads, including all Haul Roads to the various operating areas within the Mine.

          (d)   Physical Facilities. Owner shall provide the Physical Facilities for Contractor's use during the Term. Contractor shall maintain the Physical Facilities pursuant to Section 8.13.

        3.4 Services. Owner shall provide power supply at a substation to be located in Contractor's storage yard, hookups for electric power, process quality water, raw water in the truck shop area, labor camp facilities, catering and fuel in the truck shop area. Contractor shall avoid wasting any Materials or services that are either provided or paid for by Owner, and shall restrict its personnel to the reasonably prudent use of such Materials and services. Contractor shall provide all services required for performance of the Work under this Agreement that are not provided by Owner including, but not limited to potable water for Contractor's personnel, Mine water discharge lines and pumping systems to remove surface drainage water from storage Pits to the Pit rims, and lighting systems for Pits, ramp ends, ramp switchbacks and crossing points, entrance to the ROM Stockpile area, Stockpiles, Waste Dumps, magazines, pumping stations, etc.

        3.5 Logistics.

          (a)   Coordination. Contractor shall coordinate mobilization of Equipment with Owner.

          (b)   Camp Establishment at Site. Camp accommodations shall be supplied by Owner at the Site. Owner shall provide camp accommodations at Toldos until permanent facilities can be constructed, based upon staffing requirements supplied by Contractor in the Proposal. Owner shall provide camp accommodations, including but not limited to shelter and meals for all personnel of Contractor and its Subcontractors at no cost to Contractor.

          (c)   Physical Facilities at Site. Contractor shall construct and equip Physical Facilities at the Site pursuant to the Construction Agreement.

          (d)   Parts Inventory. Contractor shall carry substantial parts in-stock to be kept at the Truck Shop store (the "Parts Inventory"). The Parts Inventory shall be based on a preventative maintenance and servicing program to minimize the overall mining cost. Contractor shall deliver a list setting forth the initial Parts Inventory for Owner's review and approval at least four (4) months prior to the date that Work is scheduled to commence at the Site. Subsequent Parts Inventories shall be subject to periodic review and approval by Owner.

        3.6 Supervision. Attached as Exhibit E is an organization chart (as such chart may be revised from time to time pursuant to Section 10.4) of the supervision that shall be provided by Contractor. Prior to commencing Work at the Site, Contractor shall provide for Owner's review and approval, a proposed schedule of Contractor's expatriate supervision personnel that is designed to minimize air travel to and from the Site. Nominated senior supervision personnel shall be transported between La Paz, Bolivia and the Site by aircraft. Contractor shall supply Owner a list of such personnel, to be updated as needed.

        3.7 Excavation Operations.

          (a)   Drill and Blast. Contractor shall prepare and deliver a blasting plan and schedule to Owner for its review and approval prior to the initiation of any blast. Contractor's blasting plan shall clearly set forth the manner in which Contractor proposes to perform the blasting safely, minimize dilution of Ore, minimize general movement and re-handling of extracted Ore and Waste, minimize cost and deliver Ore of the appropriate dimensions, type and grade to the Primary Crusher.

          (b)   Load and Haul. Contractor shall provide adequate loading and hauling equipment, together with sufficient ancillary and support equipment, to allow the Mine Production Schedule to be achieved and maintained, taking standard and reasonably estimated maintenance and repair requirements into account.

            (i)    Excavation of Ore and Waste from the Pits shall be performed in a manner to selectively separate the Ore from the Waste and the different Ore types and grades designated by Owner to achieve the Blending Requirement in accordance with Part 2 of Exhibit A. Ore and Waste shall be hauled to the ROM Stockpiles, the applicable Waste Dump or the Primary Crusher, as appropriate, or to the Stockpiles when and as designated by Owner. Unless Contractor is acting pursuant to Owner's express instructions, Ore and Waste transported and placed in the wrong location or that requires re-handling as a result of Contractor's failure to make adequate provisions for such excavated Ore or Waste shall be recovered and re-handled by Contractor at Contractor's own expense. Bench level floors shall be excavated to within plus or minus one-half meter of the designed elevation. Toes of bench slopes shall be excavated to within plus or minus one-half meter of the designed location.

            (ii)   Owner shall design and Contractor shall construct and maintain Catch Benches that are regularly cleared of accumulated Ore and Waste by mobile equipment at the Site in accordance with prudent operating and safety practices.

          (c)   Stockpiles. Contractor shall develop and Owner shall approve procedures for the most efficient management of the Oxide, Sulfide and ROM Stockpiles and for all re-handling of Ore and Waste.

          (d)   Support Equipment. Contractor shall supply sufficient Support Equipment to support the Major Equipment.

          (e)   Equipment Removal. Contractor shall not remove Major Equipment or any material amount of Support Equipment from the Site without the prior written consent of Owner, which shall not be unreasonably withheld.

        3.8 General Obligations. Contractor shall, for each Phase of the Work, perform and complete the Work in accordance with the Completion Dates set forth in the Preliminary Activities Development Schedule and excavate the volume of Ore and Waste set forth in the applicable Mine Production Schedule.

          (a)   Owner reserves the right to revise the Preliminary Activities Development Schedule or increase or decrease the volumes of Ore and Waste described in any Mine Production Schedule at any time during the Term in accordance with Section 5.1. Owner shall have the authority to order such Changes in the Work as it considers necessary to ensure the proper progress of the Work, the required quality of workmanship and the safety of construction and performance of the Mining Operations in accordance with Section 3.9. Neither the issuing, nor the failure to issue such orders on the part of Owner shall relieve Contractor from any of its responsibilities under this Agreement.

          (b)   Contractor shall provide any additional personnel and equipment required to meet the Preliminary Activities Development Schedule and the Mine Production Schedule, as revised from time to time in accordance with this Agreement.

          (c)   Contractor's actual production shall not exceed the scheduled volumes by more than the allowed variance of ten percent (10%) annually above scheduled production without the prior authorization of a Change Order. Should Contractor exceed scheduled production by more than the allowed variance without prior authorization from Owner, Owner shall not be obligated to pay for production in excess of the variance until such time as cumulative production falls within the variance range. In the event of an unforeseen annual adjustment in volume, Owner and Contractor shall agree on an equitable payment schedule.

        3.9 Contractor Warranty for Work.

          (a)   Workmanship. All Work to be performed under this Agreement shall be executed by Contractor in accordance with the terms and provisions of this Agreement and with that degree of care and skill ordinarily exercised by the first-tier members of the international mining profession prevailing in the open pit mine operations, transportation, and mine infrastructure construction industries as of the date such Work is performed, for projects of the size and complexity of the Project.

          (b)   Compliance with Specifications and Drawings. All of the Work shall be completed by Contractor in accordance with the Scope of Work, the Specifications and the Drawings which form a part of this Agreement as Exhibit A, Exhibit B and Exhibit C respectively, and have been furnished to Contractor, as modified from time to time as required by Owner.

          (c)   Undamaged Condition. Contractor shall complete the Work for acceptance by Owner in an undamaged condition notwithstanding that any damage may occur to it prior to Owner's acceptance. The restoration of any damaged part of the Work shall be performed at Contractor's expense, except to the extent the damage is caused by Owner or others not under the control of Contractor.

          (d)   Compliance with Laws. All Work shall be performed by Contractor in compliance with all government authorizations, licensing and permitting requirements necessary to perform the Work, all applicable Laws applicable to the Work, and all written rules, guidelines and procedures provided by Owner relating to the Work.

          (e)   Labor. Contractor's professional labor shall have proper qualifications, training, skill and experience and Contractor's hourly labor shall have the proper qualifications and training to attain the skill and experience for the Work assigned to them hereunder and each of their services shall conform to the standard of care and performance described in Section 3.9(a). Labor engaged in special or skilled Work shall have sufficient experience with such Work and the operation of equipment associated therewith. Contractor shall make commercially reasonable efforts to use local resources (materials and labor) in performance of the Work.

          (f)    Subcontractors. Contractor shall hold all applicable Subcontractors to the same standards as set forth in this Section 3.9. Contractor acknowledges that notwithstanding any consent by Owner regarding Subcontractors, Contractor shall be solely responsible for performance of the Work and the warranties contained in this Section 3.9. Owner shall look solely to Contractor for recourse for Work not performed in accordance with the warranties set forth in this Section 3.9.

  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE WARRANTIES SET FORTH IN THIS SECTION 3.9 ARE EXCLUSIVE, AND IN LIEU OF ANY AND ALL OTHER WARRANTIES RELATING TO THE WORK (WHICH EXCLUDE THE WARRANTIES SET FORTH IN ARTICLE 7 HEREOF), WHETHER STATUTORY, EXPRESS OR IMPLIED, AND CONTRACTOR DISCLAIMS ANY SUCH OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO ANY AND ALL WARRANTIES OF MERCHANTABILITY AND ANY AND ALL WARRANTIES ARISING FROM COURSE OF DEALING AND/OR USAGE OF TRADE. Contractor shall not be responsible for defects in its Work attributable to reliance upon information supplied by Owner upon which Contractor is expressly entitled to rely pursuant to this Agreement.

        3.10 Contractor's Liability for Defective Work. Work that fails to comply with Contractor's warranties set forth in Section 3.9 above shall be defective ("Defective Work"). Owner shall give Contractor written notice of all Defective Work within five (5) days after Owner's discovery thereof. Such notice shall describe the nature of the Defective Work and specify a reasonable time period in which Contractor shall remedy the Defective Work in accordance with this Section 3.10.

          (a)   Warranty Period. Contractor shall be obligated to re-perform at its own cost, all Defective Work for which Contractor has received written notice from Owner within the * month period after completion of the relevant Work (the "Warranty Period"), regardless of completion or termination of this Agreement. To the extent that Contractor has re-performed Defective Work, the Warranty Period for such re-performed Defective Work shall be extended for an additional * months; provided that in no event shall Contractor be required to re-perform any Defective Work after * months from the date of original completion of the relevant Work.

          (b)   Work of Third Parties. Contractor shall replace or repair at its own cost, all work, equipment, materials or property of Owner or Third Party Contractors that is damaged or destroyed by re-performance of Defective Work.

          (c)   Owner May Stop Work. If at any time Owner determines that the Work being performed is Defective Work, Owner may order Contractor to stop the Work until Contractor re-performs the Defective Work or supplies sufficient skilled labor or suitable materials and/or equipment to re-perform the Defective Work.

          (d)   Owner's Right to Correct Defective Work. If Contractor does not promptly repair or replace Defective Work as instructed by Owner, or in an emergency where delay would cause serious risk of loss or damages, Owner may correct or replace the Defective Work itself or engage Third Party Contractors to do so, without regard to whether the cost of correction by or on behalf of Owner is greater or less than the cost for Contractor to re-perform the Defective Work, and the cost of such correction or replacement shall be paid by Contractor or deducted from Contractor's monthly compensation and the Target Price.

          (e)   Elective Acceptance of Defective Work. Owner may elect to accept Defective Work and the Parties shall agree upon a reasonable reduction in the Target Price by the amount by which the value of the Work has been reduced and all costs reasonably incurred by Owner to determine the suitability of such Defective Work, it being specifically understood that Owner shall never be obligated to accept Defective Work instead of insisting that Contractor correct such Defective Work at its own expense.

        3.11 No Limitation on Other Liability. The obligations specified in Section 3.10 establish only Contractor's specific obligation and liability to re-perform Defective Work or the specific right of Owner to accept Defective Work and shall not be construed to establish any limitation with respect to any obligations or liabilities of Contractor set forth elsewhere in this Agreement. Notwithstanding anything herein, in no event shall Contractor be obligated to incur costs to re-perform Defective Work (or reimburse Owner for costs incurred to cause the re-performance of Defective Work by Third Party Contractors, as the case may be) pursuant to Section 3.10, in excess of * received by Contractor as of the date of receipt of Owner's notice of the Defective Work.

ARTICLE 4.
COMPENSATION

        4.1 Target Price Compensation. Unless otherwise agreed to by the Parties, Owner shall pay Contractor on a cost reimbursable basis for Contractor's Actual Cost incurred, plus certain fees described in Section 4.2 for Work performed under this Agreement. As an incentive to performing the Work in the most efficient manner, Contractor's annual compensation for performing the Work shall, at the end of the applicable Contract Year (or for the Preliminary Activities Phase, the end thereof), be subject to adjustment based upon the Target Price previously determined for the Work to be performed for such Contract Year, as more fully described in Section 4.3 and Section 4.4.

        4.2 Monthly Compensation. Unless otherwise agreed to by the Parties, Contractor's monthly compensation for performing all other Work under this Agreement shall consist of a payment for Contractor's Actual Cost, the Fee on Cost, the Fee on Capital, the G&A Fee and the Insurance Package Fee due for such month.

          (a)   Actual Cost. "Actual Cost" means the sum of the amounts incurred by Contractor described in sub-sections (i) through (iv) to perform the Work:

            (i)    Cost of labor for all on-site employees performing the Work, consisting of wages, payroll taxes, employment-related insurances, and fringe benefits;

            (ii)   Cost of procured goods, consisting of rental equipment, materials, the Parts Inventory, small tools, supplies, office supplies, telephones and other utilities not supplied by Owner, consumables, and sales tax on procured goods (excluding VAT and other taxes described in Section 19.2);

            (iii)  Cost of procured services (e.g., Subcontractors and janitorial services); and

            (iv)  Straight lined book value depreciation expense for Contractor's capital equipment employed to perform the Work.

  All items required to perform the Work not specifically designated in this Agreement as for the account of Owner, shall be deemed to be included in Contractor's Actual Cost.

          (b)   Fee on Cost. The "Fee on Cost" for any given month of the Term shall be determined by multiplying the sum of Contractor's Actual Cost (excluding the depreciation component described in Section 4.2(a)(iv)) to perform the Work for such month, by the Cost Fee Percentage, as set forth in Schedule III hereto. In the event that Owner elects to incur any of the costs identified above as Actual Costs directly, the Fee on Cost shall nevertheless be assessed against such Actual Costs incurred by Owner.

          (c)   Fee on Capital. The "Fee on Capital" for any given month of the Term shall be determined by multiplying the monthly average current book value of Contractor's capital equipment employed during such month to perform the Work, by * per month.

          (d)   General Administrative Fee. Without duplication for purposes of determining Contractor's Actual Cost, the cost of Contractor's home office overhead and support services and other general and administrative expenses for any given month of the Term shall be payable in accordance with the schedule set forth in Schedule III, subject to Section 6.5(b) (the "G&A Fee"). The G&A Fee shall cover the costs and expenses for all central procurement activities; other insurance costs (including country insurance); health, safety, environmental support and legal experts; information technology experts and equipment; software and software licensing; all other technical expertise not available at the Site; any other cost or expense not specified in Sections 4.2(a)(i) through (iv); and any other cost or expense not expressly designated as for Owner's account.

          (e)   Package Insurance Fee. Without duplication for purposes of determining Contractor's Actual Cost, Owner shall also make monthly payments of a fee (the "Package Insurance Fee") to cover the cost of Contractor's Package Insurance (as defined below). The Package Insurance Fee, payable on a monthly basis, shall be determined by dividing by twelve (12), the annual premium amount invoiced by Contractor's insurance provider for the Package Insurance; provided that in no event shall Owner be obligated to pay any amounts in excess of * of revenue paid by Owner to Contractor. The "Package Insurance" consists of insurance policies provided on Contractor's behalf by its insurance providers in connection with performance of the Work to cover excess general and automobile liability, employer's liability, equipment, money and securities, employee dishonesty, professional liability (errors and omissions), and differences in coverage, but does not include corporate employment insurance, corporate insurance, country risk insurance, or any insurance coverage provided under the OCIP.

          (f)    Start-up Costs. Owner shall reimburse Contractor for reasonable start-up costs incurred in connection with its obligations under this Agreement prior to commencement of Work at the Site, plus a Fee on Cost calculated on such costs; provided that Owner shall not be obligated to pay Contractor any amount in excess of the amounts set forth in Schedule IV hereto, unless Owner has consented in writing to the expenditure prior to being incurred by Owner.

          (g)   Costs at Contractor's Expense. Unless expressly indicated to the contrary, all obligations described in this Agreement to be performed "at Contractor's expense" or "for Contractor's account" shall not be reimbursed by Owner and shall in no event constitute Actual Costs for purposes of this Section 4.2. Furthermore, unless expressly indicated to the contrary, all obligations of Owner to reimburse Contractor "at Contractor's cost" shall be obligations to reimburse Contractor for its direct out-of-pocket expenses incurred that shall in no event constitute Actual Costs for purposes of this Section 4.2.

        4.3 Target Price Development. Ninety (90) days prior to the completion of each Contract Year (or the Preliminary Activities Phase, as applicable), Owner shall deliver to Contractor a proposed Mine Production Schedule pursuant to Section 2.7 for the upcoming Contract Year. Contractor shall have a period of thirty (30) days in which to review and provide comments to Owner regarding the proposed Mine Production Schedule and to prepare and deliver to Owner a proposed Target Price for the upcoming Contract Year, together with all financial records and calculations reasonably required to substantiate the proposed Target Price. The Target Price proposed by Contractor for any given Contract Year shall consist of Contractor's best estimate of all costs to be incurred (including allowance for Contractor's various fees) for such upcoming Contract Year to perform the Work and excavate and transport the volumes of Ore and Waste required by the Mine Production Schedule for such Contract Year. The Target Price shall be based upon costs incurred in prior years, updated cost information, updated development and production schedules, projected equipment maintenance schedules, forecasts and all relevant available information. Owner shall, within fifteen (15) days after receipt of the proposed Target Price, deliver to Contractor written objections, if any, to the Target Price and Contractor's supporting materials. The Parties shall then have a period of thirty (30) days in which to agree upon the Mine Production Schedule and the Target Price for the upcoming Contract Year. Any outstanding unresolved issues after such period shall be resolved in accordance with the dispute resolution provisions of Article 18. In the event that a Target Price has not been finally agreed upon by the Parties or determined in accordance with the dispute resolution provisions of Article 18 prior to commencement of the relevant Contract Year, the Parties agree to proceed with the Work, applying the most recent Target Price until replaced with an agreed upon Target Price. Upon final determination of the Target Price for the relevant Contract Year, the Parties shall reconcile any outstanding obligation in order to put the Parties in the same financial position as if the agreed upon Target Price had been in place at the beginning of such Contract Year.

        4.4 Annual Incentive Adjustment.

          (a)   Within thirty (30) days after the end of each Contract Year, Owner shall submit to Contractor a statement setting forth for the concluded Contract Year (i) the total number of BCM actually excavated, (ii) the aggregate sum paid by Owner to Contractor for performance of the Work (the "Annual Total Payment"), and (iii) a calculation of the adjusted sum that Owner would have paid Contractor for performance of the Work, based upon the Target Price (the "Target Total Payment").

          (b)   The Target Total Payment shall be determined by reducing the Target Price to a per BCM Target Price (by dividing the Target Price by the number of BCM that were to have been excavated pursuant to the applicable Mine Production Schedule) and multiplying the resulting per BCM Target Price by the actual number of BCM excavated during the Contract Year.

          (c)   If the Annual Total Payment is less than the Target Total Payment, Owner shall pay Contractor the positive difference between the two sums, multiplied by the Sharing Ratio. If the Annual Total Payment is greater than the Target Total Payment, Contractor shall pay Owner the positive difference between the two sums, multiplied by the Sharing Ratio.

          (d)   The "Sharing Ratio" shall be *.

          (e)   Notwithstanding anything in this Section 4.4, prior to conclusion of the third Contract Year, in no event shall Owner be obligated to pay Contractor any incentive adjustment amount in excess of the * paid to Contractor during such Contract Year, and Contractor shall not be obligated to pay to Owner any incentive adjustment amount in excess of the * paid to Contractor during such Contract Year. No such limitations shall be applicable to either Owner or Contractor for payments to be made in connection with Work performed during the fourth Contract Year.

          (f)    All undisputed amounts to be paid pursuant to this Section 4.4 shall be paid by the applicable Party within thirty (30) days after delivery by Owner of the statement setting forth the Annual Total Payment comparison. Disputes over supporting calculations or payment obligations shall be resolved in accordance with the dispute resolution provisions set forth in Article 18.

        4.5 Prior Expenses. Any expense incurred by the respective Parties prior to the execution of this Agreement shall be borne exclusively by the Party that incurred the expense without any obligation on the part of the other Party, regardless of the circumstance under which such expense was incurred.

        4.6 Quantity Measurement for Payment Purposes.

          (a)   Payment for Quantities Excavated. Measurement of volumes of Ore and Waste that are excavated from the Pits shall be denominated in BCM. Volumes shall be checked by haul unit load counts on a daily basis. Field surveys shall be completed by the twenty-fifth (25th) day of each calendar month at Owner's expense. Owner shall provide a copy of the survey results to Contractor by the fifth (5th) day of the immediately following month. The volumes determined by monthly survey shall be reviewed and agreed to by Owner and Contractor. The volume of Ore and Waste excavated for a given month of the Term shall be determined by calculating the volumetric difference from the prior month's survey. An annual aerial or laser survey shall be conducted to verify the volumes excavated during each Contract Year.

          (b)   Payment for Quantities Re-handled. Measurement of Ore that must be re-handled after delivery to the Stockpiles shall be denominated in tonnes. Truck factors shall be determined for each material type either by weight scale or by Owner's weightometer on the discharge conveyor from the Primary Crusher. Payment for Ore that must be re-handled from the Stockpiles (excluding material re-handled from the ROM Stockpiles to the Primary Crusher) shall be made by multiplying the number of truck loads of each material type multiplied by the agreed truck factor. Payment for materials re-handled from the ROM Stockpiles to the Primary Crusher shall be made by subtracting the number of truck loads delivered directly from the Mine, multiplied by the truck factor for the appropriate material type, from the total tonnage crushed during the payment period, as measured by the weightometer on the discharge conveyor from the Primary Crusher. The truck factors shall be determined at least quarterly and the difference reconciled by adjusting the payment made in the previous period (a period being the time between reconciliation pursuant to this Section 4.6(b)) by 50% of the difference between the two periods' truck factors.

          (c)   Calibration of the Weightometer. Owner shall calibrate the weightometer on the discharge conveyor belt from the Primary Crusher at least quarterly with the participation of Contractor. If Contractor has reason to believe that the weightometer has not been properly calibrated, Contractor may request that a mutually acceptable independent third party verify and/or readjust the calibration. If the weightometer proves to be accurate (calibrated within +/- 0.1%), Contractor shall bear the cost of the third party calibration. If the weightometer proves to be inaccurate (not calibrated within +/- 0.1%), Owner shall bear the cost of the third party calibration. Should the required adjustment (whether performed by Owner or a third party independent party) exceed +/- 0.1%, the payment for Ore re-handled from the ROM Stockpiles to the Primary Crusher shall be reconciled by adjusting the payment for the previous period (a period being the time between calibrations of the weightometer pursuant to this Section 4.6(c)) by 50% of the difference between the two periods' calibration.

          (d)   Daily Volume Reports. Contractor shall produce a daily report with haul unit counts of excavated Ore and Waste from the Pits and re-handled Ore and Waste from the Stockpiles and any other information reasonably requested by Owner.

        4.7 Invoicing and Payment. Work performed under this Agreement shall be tracked from the first day of each month to the last day of such month, and invoices and monthly payments shall be based upon the same time periods. On or before the tenth (10th) day of each calendar month, Contractor shall submit to Owner an invoice detailing the Actual Cost it has incurred to perform the Work, the Fee on Cost, the Fee on Capital, the G&A Fee and any reimbursable costs (e.g., accommodation and travel expenses described in Section 10.5, VAT and other taxes and duties described in Section 19.2) for the previous month. Contractor shall also submit a mid monthly invoice in the amount of forty percent (40%) of the previous month's invoice that shall be paid by Owner on or prior to the end of the month in which such invoice is delivered. All invoices submitted by Contractor shall be in form and substance satisfactory to Owner and accompanied by all reasonable supporting documentation of Contractor's

Actual Cost and fee calculations for the previous month. Unless otherwise agreed in writing, the invoice shall be issued from Contractor's office located at the Site. Owner shall pay the undisputed amounts of all invoices no later than the last Friday of the month in which the invoice is delivered. Owner shall notify Contractor on or before the twenty-first (21st) calendar day of each month if it disputes in good faith all or any portion of Contractor's invoice. Owner and Contractor shall promptly attempt to resolve any dispute in accordance with the dispute resolution provisions set forth in Article 18. Owner may withhold the amounts disputed in good faith until the dispute has been finally resolved, at which time a final reconciliation shall be made between Owner and Contractor. All payments made pursuant to this Agreement shall be made in, and all amounts referenced in this Agreement shall refer to U.S. dollars.

        4.8 Right to Setoff. In the event and to the extent Owner has incurred any expense for which Contactor is obligated under this Agreement, or has made payments on Contractor's behalf in connection with any lien filings, claims by third parties or governmental authorities, Owner shall be entitled to prompt reimbursement from Contractor of all such amounts. In the event that Contractor fails to promptly reimburse Owner pursuant to this Section 4.8, Owner may setoff any amounts it owes to Contractor under this Agreement, by the amount which Contractor has failed to reimburse Owner pursuant to this Section 4.8. Owner shall not be deemed to be in default of this Agreement for exercising its right to setoff against any amounts subject to a good faith dispute pursuant to Article 18.

        4.9 Claims Against Contractor. In case of an assignment for the benefit of Contractor's creditors, or in the event of any claim, attachment or garnishment against Contractor, Owner shall have, in addition to other rights under this Agreement, the right to take one or more of the following actions:

          (a)   to set-off a counterclaim against Contractor or its assignee or any garnishor, claimant, or other person or entity with respect to the amount involved, whether it occurs or arises before or after the date of such assignment or notice thereof;

          (b)   to recover in whole or in part as Owner may elect from Contractor or out of any amount claimed, assigned, attached, or garnished, or out of any amount theretofore or thereafter owed to Contractor, all damages, costs, and expenses incurred in relation to such claim, assignment, garnishment or attachment, including court costs and legal fees;

          (c)   to withhold any and all amounts until it is certain in its sole judgment to whom such funds should be paid without liability on the part of Contractor and Owner in any event to pay such sum more than once;

          (d)   to exercise each and every right stipulated in this Agreement including the right to withhold; and

          (e)   to require as a condition to payment a full complete release in favor of Owner, in form and substance satisfactory to Owner from each and every person or entity which may be claimant to such payment or any other payment theretofore or thereafter paid or due to Contractor.

In addition to the other remedies available to Owner hereunder and at law, Owner may take such action as it may deem necessary to rectify the reason for its withholding a payment including, without limitation, payments of claims asserted against Contractor by third parties or against Owner for which Contractor is responsible (and in paying any such claims Owner shall be entitled to rely on the representations of any claimant as to the amount and validity of its claim).

        4.10 Target Price Adjustments for Taxes. If in determining the Target Price for the Preliminary Activities Phase or any Contract Year, Contractor included any amount to cover payment of taxes or tariffs of any kind and it is subsequently determined that such taxes or tariffs or any portion thereof are reduced or increased or that Owner or Contractor is entitled to a refund in respect thereof, the Target Price shall be adjusted by the amount of such reduction or increase in the tax or tariff that is payable. Contractor shall cooperate fully with Owner and use its reasonable best efforts to obtain any tax reduction.

        4.11 Payment for Field Work Instructions or Change Orders.

          (a)   Right to Payment. Work performed pursuant to Field Work Instructions pursuant to Section 5.1(c) shall be compensated in accordance with Section 4.2 but shall in no event require an adjustment to the Target Price.

          (b)   Change Orders. Owner reserves the right to refuse payment for that portion of Work done under a Change Order for which Contractor failed to comply with the requirements of Section 5.1. Any increase or decrease in the Target Price resulting from a Material Change shall not be made until a Change Order describing the Change and price increase or decrease in connection with such Change is signed by Contractor and Owner. Contractor shall keep accurate records of quantities, or costs in connection with any Change, and shall present an account of the costs of the Change to Owner with its monthly invoice. Contractor shall not perform Work and Owner shall not be obligated to compensate Contractor for Work performed outside the scope of any approved Change.

        4.12 Escalation. Unless otherwise agreed by Owner for extraordinary conditions or circumstances that were not reasonably foreseeable by Contractor, prices and fees to be paid to Contractor under this Agreement shall not be subject to any escalation or other upward adjustments.

        4.13 Payments and Interest. All payments to be made under this Agreement shall be made electronically to the accounts designated in writing by the Parties. Disputes as to a portion of or a specific item on an invoice or payment statement shall not excuse either Owner or Contractor, as the case may be, from payment of the undisputed portion and Contractor and Owner shall promptly enter into good faith negotiations to resolve any such dispute. For undisputed amounts not paid within the stipulated time, finance charges at the rate of the prime rate plus 1.5% per annum shall apply. Payment of interest for late payments shall not prejudice or otherwise preclude the exercise of any other right of either Party under this Agreement for late payments.

ARTICLE 5.
CHANGES

        5.1 Changes. Contractor acknowledges that the expressly stated Scope of Work is descriptive and not necessarily definitive. Owner is relying on Contractor's experience to develop operating plans that set forth operational and oversight procedures that are designed to perform the Work in the manner and within the timelines set forth in this Agreement, the Preliminary Activities Development Schedule and the applicable Mine Production Schedule. Contractor acknowledges that prudent development of the Project may require changes of a major or minor scope to the Drawings, the Specifications, the Preliminary Activities Development Schedule, a Mine Production Schedule or any other plan or document relating to the Work ("Changes"). Changes, whether of a major or minor scope, or whether initiated by Owner or Contractor, shall be made in accordance with the provisions of this Section 5.1.

          (a)   Material Changes. Changes shall not be deemed to be material unless the requested Change results in a change of more than * in either the Preliminary Activities Development Schedule or the applicable Mine Production Schedule for a calendar quarter, a change of more than * in the volume of Ore and Waste to be excavated and transported in the applicable Mine Production Schedule for a calendar quarter, a change of more than * in the haulage distances of Ore and Waste, or an expenditure or savings of more than * (each, a "Material Change"). Any Material Change shall be implemented by a Change Order, as provided in Section 5.1(b) below. Changes that do not meet the materiality threshold of this Section 5.1(a) may be implemented by a Field Work Instruction, as provided in Section 5.1(c) below.

          (b)   Change Orders. Owner may request Material Changes to the Work by issuing to Contractor a Change Order that clearly defines the scope of the proposed Change, sets forth the date and the manner in which the proposed Change is to be implemented and is signed by Owner's Representative. Within ten (10) days of receiving a Change Order, Contractor shall submit to Owner a written assessment of the proposed Change and the anticipated impact of the proposed Change on the Preliminary Activities Development Schedule, the Mine Production Schedule, and/or the Target Price, as applicable, together with detailed requirements for implementing the proposed Change and any objection Contractor may have to the proposed Change as formulated. Owner shall promptly attempt to resolve Contractor's objections, if any.

          (c)   Field Work Instruction. Owner may request non-material Changes to the Work by issuing to Contractor a Field Work Instruction that clearly defines the scope of the proposed Change, sets forth the date and the manner in which the proposed Change is to be implemented and is signed by Owner's Representative. Contractor may object to a Field Work Instruction or an element thereof by delivering written notice setting forth the objection within ten (10) days after receipt of the Field Work Instruction; provided that neither the Target Price nor the Mine Production Schedule shall be adjusted for Changes that do not constitute Material Changes.

          (d)   Obligation Regarding Disputed Change. Disputes regarding a Change requested by Owner, or regarding the appropriate adjustments to be made to the Preliminary Activities Development Schedule, the Mine Production Schedule and/or the Target Price as a result of such Change, that cannot be resolved between the Parties shall be resolved pursuant to the dispute resolution provisions of Article 18. Notwithstanding the existence of a dispute over the effects of a Change, Contractor shall, prior to the resolution of such dispute:

            (i)    commence any Work that is a reallocation of the existing resources dedicated to the Project (whether labor, Equipment, Materials or other) in the manner and the timeframe set forth in the applicable Field Work Instruction or Change Order; and

            (ii)   to the greatest extent practicable, commence any Work that requires Contractor to procure additional resources (whether labor, Equipment, Materials or other); provided that, unless Contractor has agreed to the Material Change and the related adjustment to the Preliminary Activities Development Schedule, the Mine Production Schedule, and/or the Target Price, Contractor shall not be deemed to be in default of this Agreement for failure to meet Completion Dates or production requirements required by Material Changes.

        5.2 Additional Work. Material Changes that require Contractor to perform work that is outside the Scope of Work shall be deemed to be "Additional Work". Contractor shall not be obligated to perform any Additional Work without its prior written consent to the nature and extent of the Additional Work and the terms upon which the Additional Work shall be performed.

        5.3 Contractor-requested Changes. Contractor shall notify Owner of any Changes that Contractor anticipates shall need to be made in order to complete the Work in the most cost-effective and prudent manner. Contractor may request a Change by submitting to Owner a written request for Change (each a "Request for Change") that defines the scope of the proposed Change, sets forth the anticipated impact, if any, on the Preliminary Activities Development Schedule, the Mine Production Schedule and/or the Target Price, sets forth the date and the manner in which the proposed Change should be implemented and is signed by Contractor's Representative. Upon approval by Owner, the Change shall be implemented by and in the manner documented by Owner in either a Field Work Instruction or Change Order, as applicable.

        5.4 Reservation of Rights. Notwithstanding anything herein, Owner may, in the event of an emergency, require Changes to or suspension of the Work by giving oral notice to Contractor; provided that such request is delivered to Contractor in writing within twenty-four (24) hours of the original oral notice. Such writing shall set forth the basis for the emergency requiring the Change, the expected duration of the emergency and a proposed course of action to minimize the effects of the emergency on the Work and the Parties' respective obligations.

ARTICLE 6.
DELAYS AND SUSPENSION

        6.1 Notice Regarding Delays. It shall be Contractor's responsibility to anticipate, wherever reasonably possible, all potential sources of delays to the completion of the Work and to advise Owner's Representative in respect thereto and to take appropriate action to limit the delay, where possible. Contractor shall, in consultation with Owner, schedule other or alternate Work to be performed during anticipated delays; provided that Contractor shall not perform any Work that is outside the scope of the Preliminary Activities Development Schedule or the applicable Mine Production Schedule without Owner's prior written consent. Contractor shall give Owner reasonable prior notification of anticipated delays and the alternate Work Contractor shall perform during the anticipated delay. Contractor shall notify Owner's Representative of the occurrence of unanticipated delays orally as soon as reasonably practical after and in writing within 24 hours of the start of the delay. Contractor shall not receive any payment for alternate Work performed during anticipated delays where notification, reasonable for the particular circumstances, is not received by Owner's Representative. Owner's Representative's receipt of such notice shall not constitute an acceptance of the fact that any delay in fact occurred or was justified and Owner shall be free to dispute the validity of any delay claimed in Contractor's notices to Owner's Representative or the actual effect of such delay on the Work.

        6.2 Adjustments for Delays Not Caused by Contractor. If Contractor is delayed at any time in the progress of the Work by more than * by any act or omission of Owner, its employees, agents or any Third Party Contractor; by Material Changes ordered in the Work; by any event of force majeure; or by any other cause beyond Contractor's reasonable control, then the Preliminary Activities Development Schedule and any related Completion Date and/or the Mine Production Schedule shall be extended and/or modified by Change Order in the manner reasonably determined by Owner's Representative and Contractor, having regard for the amount of time Contractor was in fact effectively delayed but having regard also for the opportunities reasonably available to Contractor for mitigating the effect of any such delay. In addition, the Target Price shall be adjusted for any increased cost to perform the Work in excess of * as a result of a delay described in this Section 6.2 that is not otherwise remedied by an adjustment to the Preliminary Activities Development Schedule or the Mine Production Schedule.

        6.3 Compensation During Delays. Contractor shall be compensated for unanticipated delays not caused by Contractor in the same manner as for Owner-ordered suspensions pursuant to Section 6.7. Each Party shall bear its own costs for delays caused by events of force majeure.

        6.4 Delays Caused by Contractor. Without limiting the generality of the foregoing, Contractor shall not be entitled to any adjustments pursuant to Section 6.2 or any compensation pursuant to Section 6.3 for any delays that are caused by Contractor, including without limitation, delays caused by any of the following:

          (a)   failure of Contractor to maintain the Equipment in good working order pursuant to Section 11.4 or failure of any Equipment;

          (b)   failure to work all available shifts unless due to labor disputes or actions of a general or political nature that are not specific to Contractor or to conditions at the Site;

          (c)   failure to provide a full complement of competent, experienced personnel on a continuing basis;

          (d)   improper, inefficient and/or ineffective work practices and procedures by Contractor that result in slow work or additional work;

          (e)   Defective Work that must be re-performed;

          (f)    late delivery of WMM or Equipment;

          (g)   late delivery of WMM supplied by Owner, resulting from inaccurate information provided to Owner by Contractor;

          (h)   failure to comply with Owner's written health, safety, environmental and operating procedures, and applicable Laws;

          (i)    delays in performing the Work, resulting from accidents and other irregularities within the control of Contractor or its employees, agents or Subcontractors; and

          (j)    delays caused by a material breach of this Agreement or the Construction Agreement or by negligent act or omission of Contractor.

        6.5 Owner-Ordered Suspensions. Owner may, at its sole option, by providing reasonable prior written notice to Contractor, suspend at any time the performance of all or any portion of the Work to be performed under this Agreement. Such suspension order shall designate the amount and type of WMM, Equipment and labor to be or remain committed to the Site. Owner may give the suspension order verbally to Contractor's Representative in an urgent situation; provided that Owner shall deliver a written notice of suspension within twenty-four (24) hours thereafter. Upon receipt of any such suspension order, Contractor shall, unless the notice requires otherwise:

          (a)   immediately discontinue the relevant portion of the Work on the date and to the extent specified in the notice;

          (b)   place no further orders or Subcontracts for WMM, Equipment or services, or facilities with respect to suspended Work other than to the extent required in the notice;

          (c)   promptly make every reasonable effort to obtain suspension upon reasonable terms satisfactory to Owner of all orders, Subcontracts and rental/lease agreements to the extent required in the notice;

          (d)   continue to protect and maintain the Completed Work and those portions of the Work in progress which have been suspended;

          (e)   confer with the Owner regarding measures to mitigate the effects of the suspension, including availability and scope of alternate Work; and

          (f)    use its reasonable best efforts to utilize its WMM, Equipment and labor in such a manner as to minimize costs associated with suspension.

        6.6 Adjustments for Owner-Ordered Suspensions. All Completion Dates for the Preliminary Activities Development Schedule or the Mine Production Schedule, as applicable, shall automatically be extended by Change Order by the duration of any Owner-ordered suspension pursuant to Section 6.5. Contractor shall be given credit for all production obtained prior to the suspension and the Preliminary Activities Development Schedule or the Mine Production Schedule shall be adjusted in such a manner that, upon re-commencement of suspended Work, Contractor shall be in the same position as it was prior to the suspension. To the extent that adjustments to the Preliminary Activities Development Schedule or the Mine Production Schedule are inadequate to restore Contractor to the same position as prior to the Owner-ordered suspension, the Parties may equitably adjust the Target Price.

        6.7 Compensation During Owner-Ordered Suspension.

          (a)   Reimbursement. During an Owner-ordered suspension (or delay not caused by Contractor, as applicable), Contractor shall be reimbursed for its Actual Costs to perform alternate or unsuspended Work, plus the following costs, reasonably incurred, without duplication of any item, to the extent that such costs directly result from such suspension (or delay) of the Work, or any portion thereof:

            (i)    all actual costs incurred by Contractor to demobilize and remobilize Contractor's and Subcontractors' personnel and equipment; and

            (ii)   an equitable amount to reimburse Contractor for the cost of maintaining and protecting the Completed Work and that portion of the Site upon which the Work in progress has been suspended.

          (b)   Fees. For any Owner-ordered suspension or delay not caused by Contractor that continues fewer than thirty (30) consecutive days, Contractor shall be entitled to receive its various fees in accordance with Section 4.2. For any Owner-ordered suspension or delay not caused by Contractor that continues beyond thirty (30) consecutive days, Contractor (i) shall not be entitled to receive the Fee on Cost; (ii) shall be entitled to receive a Fee on Capital for Equipment that remains committed to the Site; and (iii) shall be entitled to receive a pro-rated portion of the G&A Fee. Pro-rating of the G&A Fee shall be accomplished by comparing the number of BCM actually excavated during a calendar month affected by a long term delay or suspension, to the number of BCM to have been excavated during such month pursuant to the original Mine Production Schedule for the same period. The pro-rated portion of the G&A Fee shall in no event, be less than twenty-five percent (25%) of the G&A Fee.

        6.8 Remedy for Owner-Ordered Suspension. Other than Contractor's right to terminate this Agreement for prolonged suspension pursuant to Section 6.11, Contractor's sole and exclusive remedy for Owner- ordered suspensions and delays not caused by Contractor, shall be the right to the adjustments pursuant to Section 6.6 and the right to the payments pursuant to Section 6.7. Owner shall not be required to make any additional payments to Contractor for Owner-ordered suspensions or delays not caused by Contractor for any reason, including but not limited to, loss of efficiency or effectiveness, time to return to the working areas or consequential delay. Each Party shall bear its own costs resulting from an event of force majeure.

        6.9 Notice to Resume Work. Upon receipt of notice to resume suspended Work, Contractor shall resume performance of the suspended Work to the extent required in the notice as promptly as possible under the circumstances. Contractor shall prepare and submit invoices within fifteen (15) days after receipt of notice to resume the Work for reimbursement of its costs incurred during such suspension or delay and Owner shall pay such invoice pursuant to Section 4.7. Contractor shall also submit for Owner's review, proposed revisions to the Preliminary Activities Development Schedule or the Mine Production Schedule, as applicable.

        6.10 Suspension of Work by Contractor.

          (a)   No Adjustments for Contractor Requested Suspension. Contractor shall not be entitled to any adjustments pursuant to Section 6.6 or to any compensation pursuant to Section 6.7 for any suspensions that are requested by Contractor or are the result of a material breach of this Agreement or a negligent act or omission of Contractor.

          (b)   Right to Suspend for Failure to Pay. If Owner fails to pay Contractor any undisputed amount due under this Agreement, within fifteen (15) days after the expiration of the time stated in Section 4.7 within which payment is to be made, except for any deduction that Owner is entitled to make under this Agreement, Contractor may suspend the Work or reduce the rate of Work after giving not less than seven (7) days prior notice to Owner. Such action shall not prejudice Contractor's rights to payment under Section 4.7 or Section 6.7 and to terminate under Section 17.5.

          (c)   Resumption Upon Cure. If Contractor suspends Work or reduces the rate of Work pursuant to Section 6.10(b) and Owner subsequently pays the entire undisputed amount due, Contractor's right to terminate this Agreement under Section 17.5 shall lapse in respect of such delayed payments, and Contractor shall resume normal working as soon as is reasonably possible.

        6.11 Right to Terminate for Extended Suspension. Provided that (a) Owner continues to make timely payments pursuant to Section 6.7 during an Owner-ordered suspension, and (b) after * of an Owner-ordered suspension, Owner discusses the probability of lifting the suspension within the following * with Contractor, Contractor shall not have any right to terminate this Agreement unless and until the period of suspension exceeds *. In such event, termination by Contractor shall be effected pursuant to Section 17.5.

ARTICLE 7.
REPRESENTATIONS

        7.1 Parties' Representations. Each of the Parties represents and warrants to the other that as of the Effective Date:

          (a)   it is duly incorporated or registered and validly existing under the Laws of the jurisdiction in which it was formed;

          (b)   it has full power and authority and possesses or shall obtain in a timely manner all licenses, permits and authorizations necessary to conduct its business, to own its properties and perform its obligations under this Agreement in the country of Bolivia;

          (c)   it has the financial capabilities and the means to perform its obligations under this Agreement and under any agreement or instrument entered into by it pursuant to or in connection with this Agreement or any transaction contemplated hereby;

          (d)   it has entered into this Agreement in its own right and not as a trustee of any trust or as an agent on behalf of any other entity, except as otherwise disclosed in this Agreement;

          (e)   the execution, delivery and performance of its respective obligations under this Agreement has been duly authorized, executed and delivered by all necessary corporate action and is a valid and binding obligation of the Party, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium or other laws of general application affecting the rights of creditors;

          (f)    neither the execution nor the delivery by such Party of this Agreement nor the performance by that Party of its obligations hereunder:

            (i)    Conflicts with, violates or results in a breach of any Law or governmental regulation applicable to that Party; or

            (ii)   Conflicts with, violates or results in a breach of any term or condition of any judgment, decree, agreement or instrument to which the Party is a party or by which that Party or any of its properties or assets are bound, or constitutes a default under any such judgment, decree, agreement or instrument;

          (g)   no approval, authorization, order or consent of, or declaration, registration or filing with, any governmental authority is required for the valid execution and delivery by that Party of this Agreement, except such as have been duly obtained or made;

          (h)   there is no action, suit or other proceeding before or by any court or governmental authority, pending or, to the best of the Party's knowledge, threatened against that Party, or its affiliates, which is likely to result in an unfavorable decision, ruling or finding which would materially and adversely affect the validity or enforceability of this Agreement or any other agreement or instrument entered into by that Party in connection with the transactions contemplated hereby, or which would materially and adversely affect the performance by the Party of its obligations hereunder or under any other agreement or instrument;

          (i)    As of the Effective Date, it has no knowledge of any applicable Law in effect which would prohibit the performance by such Party of its obligations under this Agreement and the transactions contemplated hereby; and

          (j)    to the best of such Party's knowledge, every material fact stated by such Party herein, or represented by such Party in writing in connection with this Agreement is true as of the Effective Date.

        7.2 Contractor's Representations. Contractor hereby represents and warrants as of the Effective Date as follows and acknowledges that Owner is relying upon such representations and warranties in connection with the transactions contemplated herein:

          (a)   That prior to the Effective Date Contractor has:

            (i)    had an opportunity to, and has carefully examined, the Site, the proposed transportation routes for the Equipment, the proposed sites of construction of the Civil Works to be constructed by Contractor as part of the Preliminary Activities, the Mining Study, and the respective surroundings, local conditions, Drawings and Specifications relating to the Project and the Work;

            (ii)   made all investigations essential to a reasonable understanding of the difficulties which may be encountered in performing the Work; and

          (b)   Contractor has provided Owner with all information or access to all information in Contractor's possession concerning Contractor's capacity to perform the Work. To the best of Contractor's knowledge, none of the information Contractor has provided to Owner contains any untrue statement of material fact regarding the capacity of Contractor to perform the Work, or the financial condition of Contractor or WGI Parent, or omits any material fact necessary for Owner to make the representations and warranties set forth in Section 7.1 or Section 7.3. The written information provided by Contractor to Owner was prepared in good faith. Contractor makes no representation or warranty with respect to any information prepared or to be prepared by third-party sources, except that Contractor has no basis to believe that such information is inaccurate.

          (c)   Anthony Edgar is Contractor's duly authorized and designated signatory to this Agreement on behalf of Contractor as such authority is evidenced by the Power of Attorney attached hereto as Annex 1.

        7.3 Owner's Representations. Owner hereby represents and warrants as of the Effective Date as follows and acknowledges that Contractor is relying upon such representations and warranties in connection with the transactions contemplated herein:

          (a)   Owner has all necessary concession, lease, easement, right-of-way, license, permit or other rights to use the Mine and the Site for the purposes described in this Agreement; and

          (b)   Owner has provided Contractor with all information or access to all information in Owner's possession concerning the physical condition of the Site. To the best of Owner's knowledge, none of the information Owner has provided to Contractor contains any untrue statement of material fact regarding the Site, the Mill, the Mine, Owner, or the financial condition of Owner or ASM, or omits any material fact necessary for Contractor to make the representations and warranties set forth in Section 7.1 or Section 7.2. The written information provided by Owner to Contractor was prepared in good faith. Owner makes no representation or warranty with respect to any information prepared or to be prepared by third-party sources, except that Owner has no basis to believe that such information is inaccurate.

          (c)   Carlos H. Fernandez Mazzi is Owner's duly authorized and designated signatory to this Agreement on behalf of Owner as such authority is evidenced by the Power of Attorney attached hereto as Annex 2.

ARTICLE 8.
OBLIGATIONS OF CONTRACTOR

        8.1 Contractor's Representative. At all times during performance of the Work, Contractor shall be represented by a competent representative that is acceptable to Owner. Anthony Edgar shall serve as the initial Contractor's Representative at the Site. Contractor's Representative shall have full authority to act for and on behalf of Contractor for all purposes hereunder. Communications to, statements by and acts of, Contractor's Representative shall be deemed to be communications, statements or acts, to, by and of Contractor for all purposes under this Agreement.

        8.2 Subcontractors.

          (a)   Owner Consent. Contractor agrees to employ only those Subcontractors approved by Owner's prior written consent. Owner may, in its sole discretion, object to the use of any proposed Subcontractor and require Contractor to employ a different Subcontractor. Notwithstanding anything in this Section 8.2(a), Owner's prior written consent shall not be required for any Subcontractor performing strictly administrative services to Contractor.

          (b)   Flowdown of Terms and Conditions. Unless Owner otherwise consents in writing, Contractor agrees to bind every Subcontractor to all relevant terms and conditions of this Agreement, as far as applicable to the subcontracted Work, and shall supply evidence of this upon the request of Owner; provided that nothing in this Agreement nor in Contractor's agreements with Subcontractors shall create a contractual relationship between any Subcontractor and Owner.

          (c)   Assignment Upon Termination. Each of the Subcontracts shall be freely assignable to Owner (without any additional fee, penalty or consent requirement) upon termination of this Agreement, regardless of the cause of such termination. Furthermore, each Subcontract shall provide that it may be terminated at any time (whether by Contractor or Owner as successor in interest to Contractor) without premium or penalty by delivery of written notice to the applicable Subcontractor.

          (d)   Compliance with Owner Directives. Each Subcontract shall provide that the Subcontractors shall comply with direct instructions from Owner's Representative when Owner's Representative considers that an emergency exists or in respect of matters having to do with access to, control or security of the Site or the safety or security of property or persons.

          (e)   Contractor Liability. Contractor assumes sole responsibility for coordination of the actions of its Subcontractors and agrees on behalf of itself and its Subcontractors and suppliers to cooperate fully with Owner, EPCM Contractor and Third Party Contractors at the Site. Owner reserves the right to direct Contractor to schedule the order of performance of its Work in such a manner as not to interfere with the performance of others and any conflicting instructions received by Contractor from the EPCM Contractor or any Third Party Contractors at the Site shall be settled by an appeal to Owner's Representative. Notwithstanding any consent granted by Owner or agreement by the Subcontractors to be bound by the terms and conditions of this Agreement,

  Contractor shall remain primarily liable at all times for performance of the Work and any act of a Subcontractor shall be deemed to be the act of Contractor for all purposes under this Agreement.

        8.3 Contractor's Responsibility for Surveying and Correcting Work.

          (a)   Survey Lines. Owner shall establish a base line and a bench mark survey at the Site. Contractor may use the base line and bench mark references at its own risk.

          (b)   Checking Lines and Existing Facilities. Contractor shall check for correctness and suitability of all Completed Work, including all lines, grades and elevations previously established, if any, and all existing facilities on which the performance and quality of the Work depends before commencing Work or any distinguishable portion thereof. If any faults or problems are identified, Contractor promptly shall notify Owner's Representative in writing and shall not proceed until such faults or problems are corrected or Owner has provided instructions regarding the fault or problem. Any uncorrected faults or problems that were identified or would have been identified if the required check had been performed shall constitute Defective Work under Section 3.10.

          (c)   Work of Others. Contractor shall not cut or alter the materials of any Third Party Contractor except with the prior written consent of Owner's Representative.

        8.4 Changed Conditions. If after the Effective Date, Contractor discovers any subsurface or latent conditions at the Site, or other conditions relating to the Mine, that (a) materially differ from those shown in Exhibit B or from those disclosed by data supplied by Owner, or discovered by Contractor in its visit to the Site, (b) differ from those ordinarily found to exist and generally recognized as inherent in mining activities, (c) are unknown physical conditions of an unusual nature, and not generally recognized as inherent in mining activities, or (d) are Materials of Environmental Concern, fossils, coins, articles of value, antiques, relics, structures and other things of geological or archaeological interest or significance, Contractor shall notify Owner's Representative of such conditions before continuing the Work. Owner's Representative shall thereupon promptly investigate the conditions and if Owner is reasonably satisfied that they materially differ from those indicated in this Agreement, or from those disclosed by data supplied by Owner, Owner shall agree to a Change to allow for such conditions in accordance with the procedure for Changes set forth in Article 5. If Owner and Contractor cannot agree on the need for or scope of a Change to address such subsurface or latent conditions, the issue shall be resolved in accordance with the dispute resolution provisions of Article 18.

        8.5 Communication, Documentation, and Reporting.

          (a)   Progress Reports. During performance of the Work, Contractor shall submit to Owner periodic progress reports on the actual progress and updated schedules as may be required by this Agreement or reasonably requested by Owner. Contractor shall keep at the Site a permanent, written record of the progress of the Work. The record shall be open to the inspection of Owner's Representative during the normal hours of Contractor's operations and a copy of all new or changed records shall be furnished to Owner's Representative at the end of each day. This record shall show the projected and actual Completion Dates for both Phases of the Work.

          (b)   Subcontracts. Contractor shall give Owner's Representative access to and if required by Owner's Representative, copies of any Subcontract specifications, Work Papers, drawings, survey records, test results, field instructions, sketches, schedules and other similar records or documents used by a Subcontractor for performance of the Work.

          (c)   Periodic Reports. Contractor shall communicate the following minimum items of information to Owner's Representative:

            (i)    Contractor's Daily Summary Report. Contractor shall submit its daily summary report by a mutually agreeable time each working day of the Term. These forms are to be numbered consecutively per working day and indicate the safety incidents, production statistics, manpower, equipment utilization, availability and work events for that day.

            (ii)   Contractor's Safety Summary Report. Contractor shall submit its safety summary report each Monday of the Term by a mutually agreeable time. This form is to record, by week, the man-hours worked per classification, incident statistics and a cumulative record of man-hours worked safely by each classification. Additionally, this report shall contain all information reasonably required by Owner to enable Owner to comply with its reporting requirements. All completed safety investigation reports including actions to resolve or prevent further reoccurrence shall be included.

            (iii)  Contractor's First Aid Case Log. Contractor shall submit its first aid case log for each first aid incident. This report shall reflect the cumulative history of first aid incidents for Contractor for the duration of the Term.

            (iv)  WGI Parent's Balance Sheet. Throughout the duration of the Term, Contractor shall provide Owner with a copy of each 10-Q report filed with the Securities and Exchange Commission for Washington Group International, Inc., a Delaware corporation and the parent entity of WGI Parent, and within 120 days after the end of each calendar year, shall provide Owner with audited financial statements of WGI Parent, audited in accordance with generally accepted accounting principles customarily applied in the United States.

          (d)   Job Meetings. Contractor shall hold periodic meetings of relevant personnel and Subcontractors to plan and coordinate the Work and manage the Ore and Waste, deal with any problems, and review the progress of the Work as it relates to the Preliminary Activities Development Schedule and the Mine Production Schedule. Meetings regarding management of Ore and Waste shall be held daily and all other meetings shall be held on at least a weekly basis. Owner's Representative or technical engineering staff shall be invited to attend all such meetings. Within forty-eight (48) hours after each weekly meeting, Contractor shall submit a set of typed minutes of the meeting to Owner's Representative. Contractor shall report to Owner, in as much detail as Owner shall reasonably desire, at such reasonable times as requested by Owner, Contractor's plan or organization and execution strategy for the Work.

        8.6 Maintenance of Records. Contractor shall maintain for a period of five (5) years after final payment under this Agreement, all records and accounts pertaining to Work performed by Contractor under this Agreement. Owner shall have the right to audit, copy, and inspect records and accounts of Contractor or any Subcontractor at all reasonable times during Contractor's normal operating hours during the course of the Work for the purpose of verifying units furnished or costs incurred, for time spent and materials used to perform the various aspects of the Work, or for any payments that are to be calculated on the basis of Contractor's Actual Cost. Notwithstanding the foregoing, Owner shall not be entitled to audit any fixed rate, fixed mark up, fixed multiplier, fixed unit price, fixed formula, fixed price, or any component of the G&A Fee.

        8.7 Supervision and Compliance with Directives. Subject only to the dispute resolution procedures of Article 18, Contractor shall forthwith comply with the reasonable directions, decisions and requirements of Owner's Representative in respect of all matters outlined in this Agreement. Contractor shall supervise and direct all Work and shall conduct the Work in accordance with the standard of care described in Section 3.9 and Owner's Representative may not, except where specifically provided by this Agreement interfere with or issue instruction to Contractor's personnel. Contractor shall be solely responsible for the means, methods, techniques, sequences and procedures of the Work and for coordinating all aspects of the Work to meet Owner's objectives, including without limitation the objectives of the Preliminary Activities Development Schedule and the applicable Mine Production Schedule. Contractor shall be responsible for ensuring that all Work complies with the requirements of this Agreement. Notwithstanding the foregoing, Owner shall have the right to provide overall planning, oversight and direction for the Work to be performed pursuant to this Agreement. With respect to any matter within the scope of Owner's Representative's duties, Contractor may not rely on communications from any person other than Owner's Representative or its authorized delegate.

        8.8 Inspection and Tests. Contractor shall provide, at no extra cost to Owner, all the necessary records and facilities for Owner's Representative or a Third Party Contractor to inspect the Work, Materials and the Equipment, to check survey lines, and grades, to measure and inspect the walls and faces of the Catch Benches and the Pits and to carry out routine and other necessary tests to ensure that the Work is carried out in accordance with all applicable Drawings and Specifications and to Owner's satisfaction.

          (a)   Access. Contractor shall at all times provide to Owner sufficient, safe and proper access to the Site, the Equipment, Materials not yet incorporated into the Work and to Work Materials, in order that Owner may inform itself directly as to the status and progress of any part of the Work and the probable dates on which the Equipment, Materials or Work Materials shall be ready for delivery. Owner's inspection may be made at any location where Contractor is performing Work including any place where the Equipment, Materials or Work Materials are stored or are in the course of preparation, manufacture, fabrication or treatment, or any site, shops, factories or other places of business of Contractor or any Subcontractor. As part of its inspection process, Owner may require the making of tests or the taking of samples over and above tests or samples required or contemplated by applicable Specifications, at Owner's cost. At all times during the course of performing its inspections, Owner and/or it's Third Party Contractors shall observe all of Contractor's applicable safety policies and procedures and shall perform inspections in such a manner as to minimize any interference with or interruption of the Work.

          (b)   Uncovering Completed Work. If any of the Work is covered up without the approval or consent of Owner's Representative or without necessary tests and inspection having been completed in circumstances where applicable Specifications require such tests or inspection, that part of the Work shall, if required by Owner's Representative or by any competent public authority, be uncovered for examination and tests at Contractor's expense. If Owner's Representative orders a re-examination and replacement of any part of the Work that was properly covered up, then, Contractor shall uncover such Work and all costs of any such re-examination and replacement shall be paid by Owner if such part of the Work is found to be in accordance with the requirements of this Agreement or by Contractor if such part of the Work is found not to be in accordance with the requirements of this Agreement.

          (c)   No Acceptance. No inspection or tests shall, unless expressly stated to the contrary, constitute acceptance of the Work or any portion thereof, or otherwise relieve Contractor of its liability to re-perform Defective Work, or Work that is subsequently determined to be Defective Work.

        8.9 Compliance with Applicable Laws. Contractor shall comply with and shall be liable for the noncompliance of Subcontractors with all requirements of any Laws applicable to Contractor's or any Subcontractor's performance of the Work. Contractor shall provide Owner from time to time with such evidence of compliance with Laws by Contractor or by any Subcontractor as Owner may reasonably require.

        8.10 Permits. All permits that are required by Bolivian law to be in Contractor's name for commencement of the Work, a list of which is set forth in Part 1 of Exhibit F, shall be obtained by Contractor. Notwithstanding the list of permits set forth in Part 1 of Exhibit F, Contractor shall obtain all permits that must be obtained by Contractor in order to perform the Work and shall maintain all such permits for as long as Contractor is obligated to re-perform Defective Work. Contractor shall provide Owner with copies of such permits promptly after they are obtained.

        8.11 Cleanup. Contractor shall maintain the portion of the Site under its control, clean, safe and orderly, collecting debris from the Site daily to be deposited in specified disposal sites or bins. All buildings and other facilities used by Contractor to perform the Work shall be kept in a clean, safe, orderly and sanitary condition, and all waste associated with performance of the Work shall be disposed of in a reasonable manner as directed or authorized by Owner at no extra expense to Owner. Upon termination of this Agreement or the end of the Term, Contractor shall remove all Work Materials and all surplus Materials (which it shall be entitled to remove and the title to which shall revert to it upon such removal) and all waste associated with the Completed Work. If Contractor refuses or neglects to comply with the provisions of this Section 8.11 within twenty-four (24) hours of receiving written notice from Owner, Owner may, at Contractor's expense, remove all Materials, surplus Materials, waste and debris from the Site.

        8.12 Protection Of Materials. Contractor shall coordinate and maintain at the Site adequate stocks of Materials required to perform the Work in the manner contemplated by this Agreement, including without limitation the Parts Inventory. Contractor shall be responsible for ensuring Materials associated with the Work and placed in its custody remain in good, undamaged condition until incorporated into the Work. Materials provided by Owner or others and which are to be erected, installed, placed or otherwise incorporated into the Work by Contractor, shall be the responsibility of Contractor from the time such Materials are off-loaded at the Site. Contractor shall be responsible to provide, at no extra cost to Owner, security measures required for the Work, WMM and the Equipment. In the event Owner, its agents, suppliers or Third-Party Contractors want to use the storage yard for the storage of any items other than Work, WMM or Equipment related to the Work ("Non-Work Items"), then Owner or such Third-Party Contractor shall notify Contractor of the content and value of the Non-Work Items to be stored in the storage yard. Contractor shall not be liable for any Non-Work Items that are lost, stolen, damaged or destroyed unless the loss, theft, damage or destruction of such Non-Work Items was caused by the negligent act or omission of Contractor, its Subcontractors or any of their respective agents or employees.

        8.13 Maintenance of Physical Facilities. Upon Owner's final acceptance of the Physical Facilities pursuant to the terms and conditions of the Construction Agreement, Contractor shall maintain the Physical Facilities in a clean, safe, orderly and sanitary manner until such time as this Agreement expires or is terminated by either of the Parties. All costs and expenses incurred by Contractor in maintaining the Physical Facilities shall be included as part of Contractor's Actual Costs. At all times during the Term, the Physical Facilities shall be subject to Owner's inspection in accordance with Section 8.8. Upon expiration or termination of this Agreement, Contractor shall remove from the Site and the Physical Facilities, Contractor's temporary construction facilities, office supplies, equipment, machinery, surplus materials and rubbish, and except for (i) any reconfigurations or alterations to the Physical Facilities requested by Owner, (ii) normal wear and tear, and (iii) damage caused by acts of third parties for whom Contractor is not responsible, Contractor shall reasonably restore the Physical Facilities to their original handed-over condition as of the Final Completion Date (as defined in the Construction Agreement).

ARTICLE 9.
OWNER'S OBLIGATIONS

        9.1 Owner's Representative. At all times during the Term, Owner shall be represented by a representative at the Site. Graham Buttenshaw shall serve as the initial Owner's Representative at the Site. Communications to, statements by and acts of, Owner's Representative shall be deemed to be communications, statements or acts, to, by and of Owner. Owner's Representative shall conduct the day-to-day operations at the Site on Owner's behalf for all purposes of this Agreement.

        9.2 Orders Regarding Work. Owner shall promptly consider all Requests for Change submitted and all other input provided by Contractor and promptly decide upon matters brought to its attention.

        9.3 Prompt Payment. Subject to Contractor's right to terminate this Agreement pursuant to Section 17.5, Owner shall promptly make payment to Contractor of all undisputed amounts in accordance with the terms of this Agreement.

        9.4 Compliance with Laws. Owner shall comply with all Laws applicable to Owner, the Site and the Project.

        9.5 Permits. All permits that are required by Bolivian law to be in Owner's name for commencement of the Work, a list of which is set forth in Part 2 of Exhibit F, shall be obtained by Owner. Notwithstanding the list of permits set forth in Part 2 of Exhibit F, Owner shall obtain all permits that must be obtained by Owner in order for the Work to be performed and shall maintain all such permits throughout the Term. Owner shall provide Contractor with copies of such permits promptly after they are obtained.

        9.6 Furnishing Data and Designations. Owner shall promptly furnish to Contractor, all data required of Owner under the terms of this Agreement, including but not limited to the Mine Production Schedules, the Drawings and Specifications, all planning maps, topographical data, Ore/Waste delineation plans and daily Blending Requirements. Mine Production Schedules shall be practically achievable and shall provide alternate fall-back Work areas to enable Contractor to comply with daily Blending Requirements. Daily Blending Requirements shall be based upon exposed Ore in primary and alternate excavation zones and availability of Ore type and grade from the ROM Stockpiles, as necessary. In addition, Owner shall designate pit limits, no-digs, hazards and stockpile areas at the Site. Owner shall provide all survey control points necessary to establish reference points to enable Contractor to proceed with the Work. Contractor shall be entitled to rely on Owner's designation of pit limits and survey control points.

        9.7 ASM Balance Sheet. Throughout the duration of the Term, Owner shall within fifteen (15) days after completion of each quarterly audit of ASM, submit to Contractor, a balance sheet of ASM, audited in accordance with generally accepted accounting principles customarily applied in the United States. Such balance sheet shall be delivered on at least a quarterly basis.

        9.8 Availability of Property. Owner shall furnish the Site upon which the Work is to be performed and provide all easements and rights-of-way for access thereto, and to such other lands designated for the use of Contractor.

        9.9 Aerial Survey. Owner has conducted and delivered to Contractor an aerial baseline topographical survey of the Site.

        9.10 Assaying and Ore Control. Owner shall collect and assay samples from the blast holes to use for creating dig limits for Ore and Waste and delineating various Ore types and grades. These limits shall be flagged and taped in the Mine in a timely manner and Contractor shall be entitled to rely on such designations. Contractor shall follow these limits closely to maximize the value of the Ore delivered to the crusher. Owner shall delineate sufficient Work areas, including alternate fall-back Work areas, to enable Contractor to comply with daily Blending Requirements in accordance with Part 2 of Exhibit A.

        9.11 Mine Planning. Owner shall work with Contractor to develop the Mine Production Schedules, which schedules shall contain the best available information concerning planned and realized pit advance, Ore and Waste boundaries, and special conditions to be encountered.

        9.12 Owner Supplied Facilities and Materials. Owner shall provide disposal sites, hookups for electric power, process-quality water, raw water in the Truck Shop area, labor camp facilities, and catering. Owner shall also supply Contractor with fuel.

        9.13 Explosives. Owner shall provide all explosives to Contractor and its Subcontractors. Owner and Contractor shall each obtain any license required by Bolivian law, as applicable, to procure, store, transport and use explosives and shall permit Contractor and its Subcontractors to operate under the terms of the license to the extent permissible by Bolivian law.

ARTICLE 10.
PERSONNEL AND LABOR

        10.1 Personnel. Contractor shall perform the Work, and shall be liable for the performance of the Work by Subcontractors, in compliance with the provisions of Section 3.9. Contractor shall provide a skilled work force at all times adequate to ensure completion of the Work in accordance with the Preliminary Activities Development Schedule and the Mine Production Schedules. In that regard, except as otherwise specifically provided in this Agreement, Contractor shall use local labor, Subcontractors and materials wherever possible and economically justified. Contractor shall comply with all Laws governing the number and type of employees to be employed in its work force. Notwithstanding the foregoing, in the performance of the Work, Contractor shall employ and shall cause Subcontractors to employ at the Site only personnel who are fit (physically and technically), competent and adequately skilled to perform the Work in a satisfactory manner. Contractor's labor force shall be employed in such a manner, under such conditions of employment and at such rates of remuneration as shall be in harmony with other personnel employed by Subcontractors, Owner or Third Party Contractors at the Site or in connection with other operations in the general region in which the Site is located and in harmony with all applicable Laws. Schedule V sets forth Contractor's wage rate schedules, compensation plans and shift schedule ("Work and Compensation Schedules") for Contractor's work force at the Site. Contractor shall not adjust the Work and Compensation Schedules without Owner's prior written consent, which shall not be unreasonably withheld.

        10.2 Owner's Right to Remove Personnel. The employment or presence of all personnel at the Site is subject to Owner's approval. Contractor shall, at the request of Owner, promptly direct the removal from the Site or participation in any aspect of the Work, any of its employees or employees of any Subcontractor that Owner determines are physically unfit, incompetent, dishonest, uncooperative, unable to work harmoniously with any of Owner's employees or are otherwise unfit for work (including, but not limited to, because of the use of alcohol or drugs). Owner's Representative shall consult with Contractor's Representative prior to requiring the removal of any such employee, but shall retain sole discretion to decide whether to remove such employee after consultation with Contractor's Representative.

        10.3 Training Program. A training program shall be carried out by Contractor for its personnel and Subcontractors covering the safety, health and environmental matters set forth in Article 12 and specific instruction in operation and maintenance procedures and skills that are required in the respective areas of responsibility of all personnel.

        10.4 Senior Supervisory Personnel. Contractor shall provide competent senior supervisory personnel that supervise the Work at all times in a manner reasonably acceptable to Owner's Representative. Contractor shall notify Owner and the Parties shall review and agree upon all senior supervisory personnel changes in a timely manner. Owner and Contractor agree that any such changes shall include a transition period so as to minimize disruption caused by change in such personnel. Notwithstanding anything herein, Contractor shall not remove or transfer the Project Manager, the Mine Superintendent, or the Maintenance Superintendent assigned to the Project without Owner's prior written consent and approval of any replacement manager.

        10.5 Accommodation and Travel. Owner shall make all accommodations, travel and transportation arrangements for Contractor's personnel to and from the Site, or reimburse Contractor at Contractor's cost for pre-approved accommodations, travel and transportation expenses. Owner shall provide camp accommodations at the Site for Contractor and Subcontractor personnel, at no cost to Contractor or any Subcontractor; provided that Contractor reasonably participates in advance planning and provides manpower schedules and updates thereto on an annual basis. Owner may reasonably charge Contractor for camp accommodations for all excess supervisory and labor personnel of Contractor greater than 105% of the manpower schedule provided to Owner, except to the extent any excess personnel is at the Site at Owner's direction.

        10.6 Notice of Labor Disputes. Whenever an actual or potential labor dispute affecting Contractor or any of the Subcontractors delays or threatens to delay performance of the Work, Contractor shall promptly notify Owner's Representative in writing of such dispute, giving all relevant information concerning the dispute.

        10.7 Non-Solicitation. Neither Party shall solicit or actively hire the professional or expatriate personnel of the other Party for the purpose of inducing them to join their employ during the course of this Agreement and for a period of one (1) year thereafter. This provision shall not prohibit either Party from interviewing and hiring the other Party's personnel for positions unrelated to the Project, where such personnel have sought the position solely in response to a routine and ordinary, openly publicized, advertisement or job posting. This Section 10.7 shall not apply to local or general labor and personnel.

        10.8 Required Payments to Employees. Contractor shall promptly pay as required by Law or contract, all bonuses and holiday pay to its employees, as well as any other governmentally required health benefit, labor, net profits or other employee benefit payments. Contractor shall maintain, and promptly pay the premium for any governmentally imposed insurance programs or benefits for its employees.

ARTICLE 11.
EQUIPMENT AND MATERIALS

        11.1 Materials.

          (a)   Other than as otherwise agreed to by the Parties, all Work Materials and Materials used in the performance of the Work shall be supplied by Contractor and must be new or of first quality or otherwise comply with the applicable Specifications and Drawings. No substitution shall be made for WMM which are specified in the Specifications or Drawings by name or by part or catalogue number or according to their properties without Owner's prior approval in writing, which shall not be unreasonably withheld. Substitutes shall be considered only when approval is requested in sufficient time to permit proper investigation by Owner. If WMM are not specifically designated by trade, manufacturer's name or catalogue number in this Agreement, Contractor shall notify Owner's Representative, in writing, and obtain its approval of the proposed WMM before their procurement. In applying for approval to use substitutes Contractor shall prove to Owner's satisfaction that the substitute is at least equal to the specified WMM, shall indicate a list of properties of the specified WMM and the proposed substitute, and any effect that the substitution may have on the Target Price and any applicable Completion Date. If Contractor is unable to obtain a specified WMM, it shall supply a substitute WMM at least equivalent in performance, design, capabilities and overall quality to the specified WMM, as approved by Owner. Should Contractor be unable to obtain a substitute WMM equal or superior to the specified WMM and Owner accepts an inferior WMM, the Target Price shall be adjusted accordingly, as the Parties agree.

          (b)   When required by Owner's Representative, Contractor shall furnish to Owner's Representative samples of any of the WMM for examination and approval. Samples shall be submitted in sufficient time to permit thorough examination and approval by Owner's Representative without delaying the scheduled delivery of the WMM in question to the Site. The WMM subsequently supplied and installed shall be in accordance with any such approved samples.

          (c)   Compliance with this Section 11.1 and approvals received pursuant hereto shall not affect Contractor's liability for re-performing Defective Work nor any warranties from Contractor or a Subcontractor covering WMM.

        11.2 Title. Title to all Materials shall remain at all times with Owner despite Contractor's use of such Materials to perform the Work. Title to all other Materials shall pass to Owner from Contractor when they are delivered to the Site. Notwithstanding the foregoing, Owner may require that all or part of the Materials be purchased F.O.B. source and that arrangements be made for title to pass to Owner at that point. Contractor shall specify in its Subcontracts that title to Materials shall pass to Owner no later than upon delivery to the Site. The provisions of this Section 11.2 shall not affect Contractor's obligations to protect the Work or Materials as provided elsewhere herein, notwithstanding the passage of title to Owner as aforesaid.

        11.3 Manufacturer's Directions. Contractor shall apply, install, connect, erect, clean, condition and operate all manufactured Materials in accordance with the manufacturer's instructions or directions, unless specified to the contrary in the Specifications or the Drawings.

        11.4 Purchase of Equipment and Materials. Contractor shall negotiate the purchase of Equipment and Materials and any other items for which Owner shall reimburse or otherwise compensate Contractor in good faith, at the best price and upon the best commercial terms that Contractor can reasonably obtain. Contractor shall remit to Owner any commissions, rebates or other direct or indirect payment received by Contractor from any third party in connection with the Work or this Agreement, including without limitation, purchase of Equipment and Materials, if the cost or fee on which the rebate or commission is being paid was a cost passed through to or reimbursable by Owner.

        11.5 Contractor Warranty for Equipment. Contractor shall supply and maintain all Equipment necessary to complete the Work pursuant to the Preliminary Activities Development Schedule and the Mine Production Schedules, other than equipment expressly specified to be supplied by Owner. Exhibit D contains a complete list of the initial Equipment to be supplied for the Preliminary Activities Phase and the first Contract Year of Production Mining.

          (a)   Other than Equipment set forth on Exhibit D that is designated as "used" equipment, or unless otherwise agreed by the Parties, all equipment supplied by Contractor shall be new or of first quality. All Equipment provided by Contractor shall be of a sufficiently high quality to perform the Work without extraordinary maintenance costs or delays, shall be approved by Owner prior to the placement of any orders therefor and shall be operated exclusively in connection with the Work. Unless otherwise agreed by the Parties, all haulage trucks (other than the haulage trucks in Exhibit D that are designated as "used") shall be equipped to operate at high altitude.

          (b)   Contractor shall (i) use and maintain the Equipment in a manner that is consistent with the manufacturers' recommendations, and as set forth in a maintenance program to be prepared by Contractor and agreed upon in writing by Owner; (ii) not operate the Equipment beyond the maximum operational limitations established by the manufacturers; and (iii) not alter the Equipment from the original equipment manufacturer standards, or (iv) subject the Equipment to abuse. Other than any adjustment to the purchase price of the Equipment pursuant to Section 11.6(a), Owner's sole and exclusive remedy for Contractor's failure to comply with Contractor's warranty, maintenance and use obligations set forth in this Section 11.5 shall be the repair, restoration or replacement of the affected Equipment in accordance with manufacturer's recommendation at Contractor's sole cost and expense; provided, however, that Contractor's warranty and remedy obligations shall not be construed to extend to ordinary wear and tear, erosion, corrosion, and/or deterioration. In the event that Contractor fails to repair, restore or replace any Equipment within a reasonable period of time after notice from Owner or a third party inspection outlining maintenance deficiencies, Owner shall have the right to withhold the reasonable cost of the needed repairs.

          (c)   Contractor shall, at all times and at Owner's cost and expense, maintain at the Site, the Parts Inventory for use by Contractor in performing its maintenance obligations with respect to the Equipment.

          (d)   Owner shall have the right to inspect and/or accept any appraisal to the Equipment performed by Contractor and cause Contractor to repair, restore or replace any Equipment not meeting the appropriate standard.

          (e)   Contractor shall also comply with all of the terms and conditions applicable to the operation, use and maintenance of Equipment pursuant to any applicable Equipment leases between Contractor and the lessors of such Equipment or pursuant to any equipment financing agreement between Contractor and any party financing the purchase of such Equipment. True and correct copies of all such Equipment leases shall be supplied to Owner promptly after they are entered into from time to time.

        11.6 Option to Purchase Equipment.

          (a)   Upon the expiration of the Term or termination of this Agreement for any reason, Owner shall have the option, and is hereby granted such option, to purchase or, if leased by Contractor (acknowledging that any such Equipment lease shall have been entered into by Contractor with Owner's consent and approval) buy out the lease(s) for all or part of Contractor's Equipment, subject to the terms and conditions of such lease(s). The buy out price for Contractor-owned Equipment shall be * determined in the manner set forth in Schedule VII, as of the year and month of the buy out, as may be equitably adjusted pursuant to this Section 11.6. The buy out price for any of Contractor's leased Equipment shall be the stipulated buy out price under the terms of the particular lease agreement being purchased by Owner. Owner shall assume, and Owner and lessor shall release and waive any and all rights of recourse Owner or lessor may have against Contractor for any and all liabilities, obligations and covenants arising under such Equipment lease(s) after such Equipment lease(s) are bought out by Owner; provided that Contractor shall remain liable for and indemnify Owner against any and all liabilities, obligations and covenants under such Equipment lease(s) arising before such Equipment lease(s) are bought out by Owner. Owner shall exercise its option to purchase the Equipment or buy out the lease for any Equipment by delivering written notice to Contractor on or prior to the expiration of the Term or termination of this Agreement. In the event Owner is electing to purchase any of Contractor's owned Equipment, Owner's notice shall include Owner's nomination of a certified, independent, third party appraiser. Upon reaching agreement on a mutually agreeable appraiser, Owner shall cause the appraiser to perform a valuation appraisal of the Equipment at Owner's expense. To the extent that the appraisal indicates that the Equipment does not comply with the warranty provisions set forth in Section 11.5, Contractor may, at its option, repair, restore or replace the affected Equipment or accept an equitably adjusted purchase price for such affected Equipment. In no event shall the buy out price for Contractor's owned Equipment be adjusted upward. Schedule VII shall be updated annually and submitted, certified, to Owner's Representative in connection with development of the annual Target Price.

          (b)   All Equipment not purchased or assumed by Owner through the buy out of an Equipment lease pursuant to Section 11.6(a) must be removed from the Site by Contractor or become subject to disposal by Owner, each as provided for by Section 17.6.

        11.7 Contractor's Put Option. In the event that this Agreement is terminated at any time for Owner's default pursuant to Section 17.5 or for Owner's convenience pursuant to Section 17.1 prior to the end of the fifth year of the Production Mining Phase, Contractor shall have the option, and is hereby granted such option, to require Owner to purchase or buy out the leases for all (but not less than all) Equipment provided by Contractor to perform the Work as of the date of such termination. The buy out price for Contractor's owned Equipment shall be *, as adjusted pursuant to this

Section 11.7. The buy out price for any of Contractor's leased Equipment shall be the stipulated buy out price under the terms of the particular lease agreement put to Owner. Contractor's put of any of the Equipment leases to Owner shall be subject to all the terms and conditions of such leases and Owner shall assume, and Owner and lessor shall release and waive any and all rights of recourse Owner or lessor may have against Contractor for any and all liabilities, obligations and covenants arising under such Equipment lease(s) after such Equipment lease(s) are bought out by Owner; provided that Contractor shall remain liable for and indemnify Owner against any and all liabilities, obligations and covenants under such Equipment lease(s) arising before such Equipment lease(s) are bought out by Owner. Contractor's Put Option shall be exercised by delivering written notice to Owner within ten (10) business days after termination for Owner's default pursuant to Section 17.5 or for Owner's convenience pursuant to Section 17.1. Contractor's notice shall include Contractor's nomination of a certified, independent, third party appraiser. Upon reaching agreement on a mutually agreeable appraiser, Contractor shall cause the appraiser to perform a valuation appraisal of the Equipment (owned and leased) at Contractor's expense. To the extent that the appraisal indicates that Contractor's owned Equipment does not comply with the warranty provisions set forth in Section 11.5, Contractor may, at its option, repair, restore or replace the affected Equipment or accept an equitably adjusted purchase price for such affected Equipment. To the extent that the appraisal indicates that Contractor's leased Equipment does not comply with the warranty provisions set forth in Section 11.5, Contractor shall at Owner's option, repair, restore or replace the affected Equipment or tender to Owner an equitable amount to recompense Owner for the loss of value in the Equipment (measured against the buy out price under the applicable lease(s)) due to such non-compliance.

        11.8 Handling, Storage and Care of WMM and Mine Equipment. Contractor shall arrange and pay for and Owner shall reimburse Contractor for the actual costs incurred by Contractor for the transportation of all of Contractor's WMM and Equipment to the Site. Contractor shall be responsible for loading and unloading all its own Equipment and WMM to, from and at the Site. Subject to the provisions of Section 8.12, Contractor shall replace, at its own cost, all items of Owner's Materials, Work Materials and Equipment that are lost, stolen, damaged or destroyed while under Contractor's care and control.

ARTICLE 12.
HEALTH, SAFETY, CULTURAL AND ENVIRONMENTAL COMPLIANCE

        12.1 Safety. Contractor shall:

          (a)   ensure that the Work is carried out in a safe and secure manner at all times, fully in accordance with all Laws applicable to the Work and Owner's written policies and procedures;

          (b)   implement a long term safety program such as NOSA with certification levels to be agreed upon by Owner;

          (c)   not do, omit or permit any act, and shall be liable for the act or omission of Subcontractors, which is likely to endanger the health or safety of any person or which contravenes any safety rule or regulation applicable to the Site and the Work, whether such rules and regulations are established by Owner or exist as a matter of Law; and

          (d)   take such precautions that are, in Owner's opinion, necessary to ensure the safety and health of persons on or adjacent to the Site or to comply with the aforesaid rules and regulations.

All Subcontractors shall receive training before commencing any Work at the Site which shall include at a minimum, orientation, safety, accident prevention, first aid, and general vehicle operation training for the Site. Contractor shall coordinate its safety and training programs with those of Owner to assure consistency throughout the Project. Without limiting Owner's other rights and remedies under this Agreement, if at any time Owner witnesses unsafe practices or conditions or determines that Work is being performed in an unsafe manner, Owner may stop the Work until Contractor has remedied the unsafe practice or condition; provided that Owner shall submit to Contractor a written report within twenty-four (24) hours outlining the unsafe practice or condition and the circumstances and conditions of the Work stoppage. Owner may take or order such remedial measures as Owner deems necessary for the purpose of remedying any act, omission or absence of precaution by Contractor respecting the health or safety rules established by Owner for the Project or any applicable Law. Owner shall notify Contractor of any such remedial measure to be taken. Thereafter Contractor shall forthwith comply with any direction given by Owner with respect to such remedial measures. Contractor shall be liable for the cost of any delays in the performance of the Work or the costs of remedial measures required to be performed pursuant to this Section 12.1 and Owner shall have the right to deduct such costs from Contractor's monthly compensation and the Target Price; provided, however, Contractor shall have the right to resolve any bona fide Dispute with respect to the compliance of this Section 12.1 in accordance with the dispute resolution provisions set forth in Article 18.

        12.2 Fire Prevention and Protection. Contractor shall take adequate fire prevention and protection measures that are acceptable to Owner's Representative for the protection of its offices, buildings, WMM and Equipment. One water truck shall be equipped with water cannon at all times during performance of the Work. Contractor shall supply and maintain necessary fire protection material and equipment, including portable fire extinguishers, in a manner acceptable to Owner's Representative. Contractor shall handle, use and dispose of gasoline, diesel fuel, benzene or any other flammable materials in accordance with good and safe practices and applicable Laws. All flammable liquids, paints, petroleum products and Materials of Environmental concern must be stored in approved locations and containers.

        12.3 Interference. Contractor shall ensure all entrances, exits, roadways, fire hydrants, etc., are kept clear and available for use by Owner at all times.

        12.4 Accident Reporting. Contractor must promptly report in writing to Owner's Representative all accidents or any other irregularities whatsoever arising out of or in connection with the performance of the Work, whether on or adjacent to the Site which result in death, personal injury or property damages. Where death or serious injuries or serious damages are caused, the accident shall be reported immediately by telephone or messenger to Owner's Representative. Nothing herein, however, shall relieve Contractor of its responsibilities under applicable Laws from submitting all necessary reports to the appropriate authorities. If any claim is made by anyone against Contractor, or any Subcontractor, on account of any accident, Contractor shall promptly report the facts in writing to Owner's Representative giving full details of the claim.

        12.5 Medical Facilities. Contractor shall provide first response, first aid, emergency, and other medical treatment for injuries, illnesses or accidents involving its employees, agents or representatives or those of any Subcontractor that occurs at the Mine or in connection with the Work performed at the Mine. Owner shall furnish first aid, emergency medical treatment, medical evacuation and similar services for Contractor's employees (and medical evacuation services for employees of any Subcontractor) for injuries, illnesses or accidents occurring at the Site or in connection with the Work. In consideration of such treatment or services, Contractor acknowledges that it assumes full and complete responsibility for all injuries and damages to any of its employees or those of any Subcontractor attributable in any way to such services provided by Owner. Each Subcontract that is negotiated, written, administered and/or entered into by Contractor that requires employees of Subcontractor(s) to provide services or perform Work at the Site shall incorporate the requirements set forth in the first sentence of this Section 12.5 and shall incorporate the substance of the foregoing sentence in the event that the Owner provides medical evacuation or other medical services on a "Good Samaritan" basis to any employee, agent or representative of a Subcontractor.

        12.6 Protective Apparel and Devices. Contractor's personnel and employees shall comply at all times while on Owner's property with Owner's requirements and written safety regulations for the wearing of protective apparel and devices. Without limiting the generality of the foregoing, Contractor's personnel and employees shall at all times wear appropriate clothing, head, eye and foot protection and, when applicable, appropriate gloves, safety belts, and respiratory and hearing protection.

        12.7 Electrics. Contractor shall supply and install the appropriate permanent signs for equipment, shall comply with Owner's requirements in regard to switch locking, tagging, and grounding procedures, and shall conduct earth leakage testing periodically, and shall record the results.

        12.8 Explosives and Blasting. Contractor shall store, transport and use explosives in compliance with Bolivian law, all applicable permits and licenses and Owner's written safety policies and procedures. Contractor shall present a written blasting schedule to Owner's Representative prior to commencing any blasting Work. All blasting must be done in accordance with the pre-approved schedule.

        12.9 Dust Control. Contractor shall comply with the dust mitigation requirements of the EAP in a manner to avoid health and safety risks.

        12.10 Security Policies and Practices. Contractor and its personnel shall comply with all of Owner's written security requirements, procedures and practices provided by Owner to Contractor, including mandatory identification badges for all personnel and visitors to the Site. Contractor shall properly protect the Completed Work and the Work in progress, when required, with barricades or fences in a manner acceptable to Owner's Representative. All excavations are to be left at all times in a safe condition, to the satisfaction of Owner's Representative.

        12.11 Hazards and Operational Reviews. Contractor shall carry out daily inspections of all its Mining Operations. Contractor shall discuss key safety points for the day with all production employees. Owner may carry out its own review of Contractor's Mining Operations. Owner and Contractor shall work together to form a routine inspection team which shall, on a monthly basis or more frequently if reasonably required by Owner, review incidents and resolutions, and take part in field reviews or inspections of the Mining Operations, maintenance shops, Waste Dumps and other areas at the Site at which Work is performed. The Equipment shall be subject to review, inspection and approval by Owner before the Equipment is put into operation and during Mining Operations.

        12.12 Preservation of Natural Landscape. Contractor shall exercise care to preserve the natural landscape of the Site and adjacent areas and shall conduct its operations so as to prevent unnecessary destruction, scarring, or defacing of the natural surroundings. Movement of crews and equipment over routes provided for access to the Work shall be performed in a manner to prevent damage to other property.

        12.13 Cultural Compliance. Contractor and its employees, agents and Subcontractors shall not: (a) hunt or discharge firearms within the boundaries of, or adjacent to, the Site or on any other lands under Owner's possession or control or on which Contractor is performing Work, or (b) interact with indigenous people in the vicinity of the Site in an inappropriate manner or a manner which could adversely affect Owner or the Project. Any such violation shall result in the dismissal of the offending individual or individuals and other responsible parties and Contractor shall be strictly liable for any such activity.

        12.14 Community Relations. Contractor shall cooperate with Owner to maintain good relations with the local and indigenous people in the vicinity of the Site. Contractor shall not, and shall cause its agents, employees, Subcontractors and their agents and employees not to interact with indigenous people in the vicinity of the Site in an inappropriate manner or a manner which could adversely affect Owner or the Project. Any such violation shall result in the dismissal of the offending individual or individuals and other responsible parties.

        12.15 Spill Control and Containment. Contractor shall conduct all operations at the Site in compliance with all applicable environmental laws, including Laws related to the use, transport, storage or discharge of toxic or hazardous materials or waste and the EAP. Layout and elevation plans and specifications for any such storage tanks and berms shall be as contained in the Specifications and the Drawings.

        12.16 Environmental Responsibilities.

          (a)   Contractor Compliance with Laws. Contractor understands that the Mine is within the jurisdiction of certain governmental regulatory agencies and is subject to the conditions and restrictions set forth in the permits, the EAP, authorizations governing such Work and applicable Laws. Contractor shall conduct and shall be liable for the failure of Subcontractors to conduct all operations at the Site in compliance with all applicable environmental laws, including Laws related to the use, transport, storage or discharge of Materials of Environmental Concern. Any violation of the foregoing obligation shall constitute a material breach of this Agreement. Contractor shall be liable for any such violation and shall indemnify Owner against any and all liability arising therefrom. Contractor shall not in any event be liable for any environmental liability for which Owner indemnifies Contractor under Section 14.6(c).

          (b)   Contractor's Obligations Regarding Affected Areas. In the event Contractor discovers any Materials of Environmental Concern at, near, or affecting the Site while performing the Work, Contractor shall promptly stop Work, barricade the affected area and notify Owner of the discovery. Under no circumstances shall the discovered Materials of Environmental Concern or Ore that is tainted by discovered Materials of Environmental concern be included in Ore that is sent to the Primary Crusher or the Stockpiles. Contractor shall be liable for the remediation costs of discovered Materials of Environmental Concern or Ore tainted by discovered Materials of Environmental Concern that is sent to the Primary Crusher or Stockpiles, unless directed to do so by Owner. Contractor may continue performing Work in other areas of the Mine as directed by Owner as long as performance of the Work shall not disturb the barricaded area and the discovered Materials of Environmental Concern and shall not jeopardize the safe performance of the Work. Owner shall be responsible to arrange for remediation of Materials of Environmental Concern that are discovered at the Mine.

          (c)   Contractor's Obligations. Contractor shall perform the Work using methods designed to prevent accidental entrance, spillage, or release of solid materials, contaminants, debris, waste, other objectionable pollutants or Materials of Environmental Concern into streams, watercourses or the air. Contractor shall not drain or otherwise improperly dispose of any Materials of Environmental Concern at the Site. Contractor shall be fully responsible for unauthorized releases or discharges or improper handling of petroleum products, oil, fuel, paint, solvents, flammable liquids and other Materials of Environmental Concern that are placed in Contractor's control for use in connection with operation of the Equipment or performance of the Work, or hazardous or toxic waste therefrom.

          (d)   Materials of Environmental Concern. For purposes of this Agreement, "Materials of Environmental Concern" shall mean (i) those substances included within the statutory and/or regulatory definitions of "hazardous substance," "hazardous waste," "extremely hazardous substance," "regulated substance," "hazardous materials," or "toxic substances," under any applicable Law (including EAP regulations as such regulations are updated and amended from time to time); (ii) any material, waste or substance that is (1) petroleum, oil or a component thereof, (2) any chemical, or chemically-treated residue, (3) explosives, (4) radioactive materials (other than naturally occurring radioactive materials), or (5) solid wastes that pose imminent and substantial endangerment to human health and safety or the environment; and (iii) other substances, materials or wastes that are or become classified or regulated as harmful, hazardous or toxic under any applicable Law.

ARTICLE 13.
CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

        13.1 Undertaking to Keep Information Confidential.

          (a)   During the Term, the Parties shall treat all information, including but not limited to financial data, sketches, Drawings, Specifications, reports, notes, formulas, drilling results or assays, operating schedules, costs or prices, business plans, Mine plans and schedules, and any other materials (in written, graphic, audio, visual, computerized or other form), pertaining to the Project or the other Party (the "Confidential Information") as confidential, and shall not knowingly divulge the same to others without the prior written consent of the other Party, except Confidential Information which:

            (i)    at the time of disclosure is in the public domain;

            (ii)   after disclosure, becomes public knowledge other than through the fault of the disclosing Party;

            (iii)  was in possession of the receiving Party at the time of disclosure and was not acquired under any obligation of confidentiality, directly or indirectly, from the disclosing Party;

            (iv)  is furnished or made known to the receiving Party by third parties as a matter of right;

            (v)   is non-proprietary information that shall independently be developed by the receiving Party; or

            (vi)  is required to be revealed by Law.

          (b)   The Parties shall not publish or disclose any Confidential Information to anyone other than their employees directly involved in the Project, but in such case only to those employees who have a need to know such Confidential Information. The Parties shall also have the right to disclose any such Confidential Information to their respective Subcontractors and Third Party Contractors but only to the extent necessary for the performance of the pertinent Subcontract or Third Party Contract. The Parties shall take all reasonable steps to ensure that their employees, Subcontractors and Third Party Contractors abide by the provisions of this Section 13.1 as if they were a party to this Agreement.

        13.2 Undertaking to Abstain from Using Information

          (a)   The Parties undertake not to use any Confidential Information for any purpose whatsoever except in a manner expressly provided for in this Agreement. The furnishing, gathering and production of any Confidential Information shall not confer upon the receiving Party any property rights in the Confidential Information or any right or license to use it, other than in connection with the Project as provided for hereunder.

          (b)   The Parties shall use their reasonable best efforts to prevent disclosure of Confidential Information by their employees and others.

          (c)   No photographs to be used outside the scope of Work by Contractor or any Subcontractor shall be permitted without Owner's prior written approval.

          (d)   No press or public release by either Party or their respective Subcontractors and Third Party Contractors respecting this Agreement, the Work or the Project shall be permitted without prior written approval of the other Party.

        13.3 Patents and Inventions

          (a)   Ownership. Contractor agrees to provide Owner with the benefits of any designs, processes, inventions, improvements, technical information and data resulting from or arising out of performing the Work. Contractor shall require its agents and employees, and where possible, Subcontractors and Subcontractors' agents and employees each to sign an agreement, in a form acceptable to Owner, whereby each agrees to assign and transfer to Owner full and exclusive right, title and interest in and to any designs, processes, inventions, or improvements on existing patents which may accrue from performing the Work or any part thereof directly related to the process, materials or systems supplied or installed pursuant to this Agreement. Contractor shall assign all such agreements to Owner, together with any interest Contractor may have or claim to have in patents, trade secrets or intellectual property directly related to the process, materials or systems supplied or installed pursuant to this Agreement.

          (b)   License Grant. Owner grants to Contractor a transferable, irrevocable and perpetual royalty-free license to for its own use and retention of designs, processes, inventions, improvements, technical information and data resulting from or arising out of performing the Work. The license granted by this Section 13.3 shall be personal to Contractor and its Affiliates and may not be transferred, assigned, conveyed, encumbered, shared, sublicensed or otherwise exploited without the prior written consent of Owner.

        13.4 Work Papers and Models. Work Papers, including electronically stored data, are and shall remain at all times the sole property of Owner. At the completion of the Work, or from time to time, as may be determined by Owner, Contractor shall deliver to Owner, or cause to be delivered to Owner, the originals of any or all of the Work Papers; provided, however, that delivery of copies only of manufacturers' or Subcontractors' proprietary technical material, specifications or drawings shall be sufficient, and provided further that Contractor shall have the right to reproduce all such originals for the purposes of Contractor's record files of the Project. Contractor shall not sell, copy, or reuse any of the Work Papers in total or in part except with Owner's prior written consent.

ARTICLE 14.
DEFAULT AND INDEMNIFICATION

        14.1 Contractor Default. Without limitation, an event of default by Contractor shall occur if Contractor:

          (a)   abandons this Agreement or the Construction Agreement;

          (b)   fails to adhere to the written safety standards required by Owner;

          (c)   becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against it, compounds with its creditors, or carries on business under a receiver, trustee or manager for the benefit of its creditors, or if any act is done or event occurs which (under any applicable Law) has a similar effect to any of these acts or events;

          (d)   fails to maintain the Mine Production Schedule after recourse to the procedures of Section 14.3;

          (e)   fails to make prompt payments to its employees, agents, vendors or Subcontractors;

          (f)    assigns this Agreement or subcontracts the Work without the required consent from Owner;

          (g)   fails to maintain the insurance or provide the other performance security required under Article 15;

          (h)   materially violates or disregards applicable Laws, ordinances or the instructions of Owner (including without limitation Owner's written safety and environmental protection policies);

          (i)    otherwise is guilty of a material breach or violation of any provision or representation of this Agreement or the Construction Agreement; or

          (j)    WGI Parent does any of the following:

            (i)    abandons or repudiates the WGI Guaranty;

            (ii)   fails to honor any of its obligations under the WGI Guaranty;

            (iii)  allows its net worth to fall below * and fails to provide Owner with adequate assurance of its ability to perform its obligations under the WGI Guaranty after written request therefor; or

            (iv)  becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against it, compounds with its creditors, or carries on business under a receiver, trustee or manager for the benefit of its creditors, or if any act is done or event occurs which (under any applicable Law) has a similar effect to any of these acts or events.

        14.2 Remedies for Contractor Default. In the event that Contractor is in default according to Section 14.1 and (a) Contractor fails, neglects, refuses or is unable to remedy such breach within fifteen (15) days after receipt by Contractor of Owner's written notice of such breach, or (b) if the breach is not capable of remedy within fifteen (15) days, Contractor fails to commence and proceed diligently in good faith to remedy the breach within fifteen (15) days after receiving written notice thereof from Owner, then Owner may, without prejudice to any other right or remedy available to Owner under this Agreement, pursue any one or more of the following remedies and actions:

          (a)   Owner may suspend payment of amounts due to Contractor until Owner has received adequate assurances of performance from Contractor;

          (b)   Owner may perform the Work itself or engage others to perform the same, in which case Owner may back charge or demand that Contractor pay all actual costs incurred by Owner in remedying or overcoming Contractor's default;

          (c)   Owner may suspend the Work (which shall be deemed to be a suspension caused by Contractor pursuant to Section 6.10(a)) until the cause of the breach is remedied by Contractor or otherwise overcome; or

          (d)   Owner may terminate this Agreement for default pursuant to Section 17.2. Notwithstanding anything in this Section 14.2, if Contractor abandons this Agreement or the Construction Agreement or WGI Parent abandons or repudiates the WGI Guaranty, Owner may immediately terminate this Agreement by written notice to Contractor and pursue any of its rights and remedies for termination of this Agreement for Contractor's default.

        14.3 Contractor's Failure to Meet Production Standards.

          (a)   In the event that Contractor fails during Production Mining (i) to produce * of the aggregate contracted volume of Ore for such period (the "Ore Production Rate"), (ii) to produce * of the aggregate contracted volume of Waste for such period (the "Waste Production Rate," and together with the Ore Production Rate, the "Production Rates"), and such failure causes Contractor to not meet the production targets set forth in the Mine Production Schedule, or

  (iii) to maintain the Blending Requirement in accordance with Part 2 of Exhibit A, more than *, Owner shall promptly notify Contractor in writing.

          (b)   Promptly upon receipt of Owner's notice, Contractor shall prepare and submit to Owner a Recovery Plan. Contractor's Recovery Plan shall describe how Contractor shall achieve the then-current production levels set forth in the Mine Production Schedule, maintain the Blending Requirement in accordance with Part 2 of Exhibit A and to what extent, if any, it is possible to make up any production shortfall. Any additional labor, Equipment and or WMM required to implement any Recovery Plan shall be furnished at Contractor's cost.

          (c)   In the event that Contractor has failed to meet at least * of the Ore Production Rate, or at least * of the Waste Production Rate, or has failed to maintain the Blending Requirement in accordance with Part 2 of Exhibit A more than * times in any *, then the Recovery Plan shall be subject to Owner's review and approval. Owner's approval shall also be required for any Recovery Plan that does not provide for full recovery of the Production Rates and the Blending Requirement within thirty (30) days. Owner's approval of any Recovery Plan shall not be unreasonably withheld or conditioned and shall be delivered to Contractor no later than fifteen (15) days after Contractor's submission of the Recovery Plan to Owner.

          (d)   Subject to the provisions of Section 14.3(f), in the event that Contractor fails to achieve the production levels set forth in the Recovery Plan for any * period or fails to maintain the Blending Requirement in accordance with Part 2 of Exhibit A more than * in any * period, then notwithstanding anything to the contrary in this Agreement, Owner's sole and exclusive remedy for any production shortfall and/or failure to maintain the Blending Requirement for such period shall be Contractor's payment of liquidated damages equal to *. Notwithstanding anything herein, Contractor shall be excused from its obligation to pay the liquidated damages set forth in this Section 14.3 to the extent that Contractor's failure to meet the production targets in the Mine Production Schedule or failure to maintain the Blending Requirement is the result of an Owner-caused delay as described in Section 6.2, in which case Article 5 regarding Changes shall apply.

          (e)   In the event Contractor is required to pay Owner liquidated damages according to this Section 14.3, then on the first day of the calendar month immediately following the assessment of liquidated damages, Contractor shall enter into a * month probationary period. If at the end of any month during the probationary period Contractor fails for any reason, other than an Owner-caused delay as set forth in Section 6.2, to achieve the then-current production levels set forth in the Mine Production Schedule or the Recovery Plan, whichever is applicable, or fails to maintain the Blending Requirement in accordance with Part 2 of Exhibit A, then Owner may, at its option, exercise any of the rights set forth in Section 14.2. Upon successful completion of the probationary period, Contractor shall be required to produce Ore and Waste according to the Production Rates set forth in the Mine Production Schedule and to maintain the Blending Requirement, and any * (for purposes of determining compliance with the Production Rates) or any * (for purposes of determining compliance with the Blending Requirement) shall commence upon completion of the probationary period.

          (f)    During the first five (5) months of Production Mining, Contractor and Owner shall work jointly to confirm that the parameters of the Blending Requirement, as set forth in Part 2 of Exhibit A, are practically achievable. Notwithstanding anything in this Section 14.3, during this five (5) month period, Contractor shall not pay any liquidated damages under Section 14.3(d) for its failure to maintain the Blending Requirement, as described in Part 2 of Exhibit A. During such five (5) month period, Contractor shall use all commercially reasonable efforts to achieve the Blending Requirement, as set forth in Part 2 of Exhibit A. In the event that Contractor has made a good faith determination (based upon its joint operations with Owner during the Preliminary Activities Development Phase and the first five (5) months of Production Mining) that the Blending

  Requirement, as set forth in Part 2 of Exhibit A, is not achievable on a consistent basis, Contractor shall so notify Owner in writing prior to the end of the first five (5) months of Production Mining. The Parties shall then confer to develop a mutually agreeable operational plan to achieve the Blending Requirement. This Agreement, the Target Price and/or the Mine Development Schedule, as applicable, shall be amended in accordance with Article 5 of the Agreement, if and to the extent necessary to implement the mutually agreed upon operational plan. If Contractor does not deliver such written notice as contemplated by this Section 14.3(f), Contractor, upon termination of the first five (5) months of Production Mining, shall perform the Work in accordance with and shall be held to the standards set forth in this Section 14.3.

        14.4 Default by Owner. Without limitation, an event of default by Owner shall occur if Owner:

          (a)   abandons this Agreement or the Construction Agreement;

          (b)   fails to make any payment to Contractor when due pursuant to the terms of this Agreement, other than as a result of an unresolved good faith dispute brought in accordance with Article 18;

          (c)   becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against it, compounds with its creditors, or carries on business under a receiver, trustee or manager for the benefit of its creditors, or if any act is done or event occurs which (under any applicable Law) has a similar effect to any of these acts or events;

          (d)   fails to maintain the insurance or provide the ASM Guaranty required under Article 15;

          (e)   materially violates or disregards applicable Laws;

          (f)    otherwise is guilty of a material breach or violation of any provision or representation of this Agreement or the Construction Agreement which precludes Contractor from fulfilling its obligations under this Agreement; or

          (g)   ASM does any of the following:

            (i)    abandons or repudiates the ASM Guaranty;

            (ii)   fails to honor any of its obligations under the ASM Guaranty;

            (iii)  allows its net worth to fall below $170,000,000 and fails to provide Contractor with adequate assurance of its ability to perform its obligations under the ASM Guaranty after written request therefor; or

            (iv)  becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against it, compounds with its creditors, or carries on business under a receiver, trustee or manager for the benefit of its creditors, or if any act is done or event occurs which (under any applicable Law) has a similar effect to any of these acts or events.

        14.5 Remedies for Owner Default. In the event that Owner is in default under Section 14.4 and (a) Owner fails, neglects, refuses or is unable to remedy such breach within fifteen (15) days after receipt by Owner of Contractor's written notice of such breach, or (b) if the breach is not capable of remedy within fifteen (15) days, Owner fails to commence and proceed diligently in good faith to remedy the breach within fifteen (15) days after receiving written notice thereof from Contractor, then Contractor may, without prejudice to any other right or remedy available to Contractor under this Agreement, pursue any one or more of the following remedies and actions:

          (a)   Contractor may demand immediate payment of all amounts due, together with interest, as provided in Section 4.13;

          (b)   If the default is failure by Owner to pay Contractor any undisputed amount due, within twenty (21) days after the expiration of the time stated in Section 4.7 within which payment is to be made, except for any deduction that Owner is entitled to make under this Agreement, Contractor may suspend Work or reduce the rate of Work pursuant to Section 6.10(b);

          (c)   If the default is failure by Owner to perform any of its obligations and such failure delays or hinders Contractor in the performance of its obligations, Contractor may make a claim for adjustment to the Preliminary Activities Development Schedule, the Mine Production Schedule and/or Target Price, as applicable, to account for the impact of Owner's failure; or

          (d)   If Owner fails to pay Contractor, for amounts not in dispute, within thirty (30) days after the payment due date, or otherwise commits a material uncured event of default, Contractor may terminate this Agreement pursuant to Section 17.5. Notwithstanding anything in this Section 14.5, if Owner abandons this Agreement or the Construction Agreement or ASM abandons or repudiates the ASM Guaranty, Contractor may immediately terminate this Agreement by written notice to Owner and pursue any of its rights and remedies for termination of this Agreement for Owner's default.

        14.6 Indemnification.

          (a)   General. Each Party (the "Indemnifying Party") agrees to indemnify and hold harmless the other Party (the "Indemnified Party") from and against all damages, claims, demands, losses, liabilities, causes of action and expenses (including reasonable attorneys' fees) incurred by the Indemnified Party, or asserted by third parties (which shall include employees and agents of the Indemnified Party) for personal injury, death or damage to property or facilities or the property of any other person or entity arising out of, resulting from, or caused by default of this Agreement imputable to the Indemnifying Party, its contractors, subcontractors, directors, officers, employees, Affiliates, consultants, or agents, or by the negligent or tortious acts, errors, or omissions of the Indemnifying Party, its contractors, subcontractors, directors, officers, employees, consultants, or agents, other than to the extent caused by or arising from the negligence or willful misconduct of the Indemnified Party not attributable to the Indemnifying Party.

          (b)   Intellectual Property Indemnification. Each Party shall indemnify and hold the other Party harmless from and against all claims, demands, prosecutions or suits against the Indemnified Party based on or arising out of use or misuse or incorporation into the Work, of any patented or unpatented invention, idea, design, substances, process or part thereof, article or appliance, or of any confidential information or material (all herein collectively called "Protected Data"), and from and against any loss, damages, penalties, costs or expense (including any court costs and any legal fees or expenses) or liability therefore suffered or incurred by the Indemnified Party in respect thereto, and, at the Indemnified Party's election, shall defend any such claims, demands, prosecutions or suits or shall cooperate fully therein at its own expense, in any defense by the Indemnified Party; provided that Contractor shall have no responsibility under this Section 14.6(b) for any infringement or claimed infringement, violation of trade secrets or misuse of Protected Data, necessarily resulting from compliance with the specific requirements of this Agreement including use of Owner-specified Work Materials or Equipment unless Contractor has information that a particular design, substance, process, article or appliance specified may be an infringement of a patent, violation of a trade secret or misuse of Protected Data, in which event Contractor shall be responsible, and liable to Owner, unless Contractor delivers such information to Owner in writing promptly upon receipt.

          (c)   Environmental Indemnification. Owner shall remain liable for and shall protect, defend, indemnify and hold Contractor, its Subcontractors, directors, officers, employees, Affiliates, consultants, or agents harmless from and against all damages of whatsoever kind (including without limitation, all penalties, attorneys' fees, fines and civil or administrative sanctions) arising from or in connection with environmental claims or liabilities (under existing or future environmental laws affecting Owner, Contractor or any of their respective contractors, subcontractors, directors, officers, employees, Affiliates, consultants or agents, the Mine, the Site or the Project) that result from (i) any act, circumstance, condition, pre-existing conditions, release or event occurring or existing at the Site and adjacent areas on or prior to the Effective Date, to the extent not exacerbated by Contractor's negligent acts or omissions, and (ii) any act, circumstance, condition, pre-existing condition, release or event occurring or existing at the Site and adjacent areas after the Effective Date that is not attributable to default of this Agreement by, or by the act or omission (other than those directed by Owner) of Contractor, its Subcontractors or their directors, officers, employees, Affiliates, consultants, or agents.

          (d)   Indemnification Against Liens. Contractor shall indemnify Owner and save it harmless from and against all claims, demands, prosecutions, or suits involving a claim or claims for compensation for Work performed under this Agreement, labor, WMM or Equipment furnished to or employed in connection with or for the completion or performance of the Work, and from and against all liens and encumbrances upon the real or personal property of Owner arising out of Work performed under this Agreement, labor, WMM or Equipment whether before or after completion of the Work, and against any loss, damages, penalties, costs or expenses (including any court costs and any legal or expert fees or expense) or liabilities therefore suffered or incurred by Owner in respect thereto and shall use its best efforts to ensure that the Work, the Equipment and the properties and interests of Owner are kept free and clear of all liens or encumbrances arising from the performance of the Work.

          (e)   Indemnification Procedure. Promptly after receipt by a Party of any claim or notice of the commencement of any action, administrative, or legal proceeding, or investigation as to which the indemnities provided for in this Section 14.6 may apply, the Indemnified Party shall notify the Indemnifying Party in writing of such fact. The Indemnifying Party shall assume the defense thereof with counsel designated by such Party and satisfactory to the Indemnified Party; provided, however, that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to, or inconsistent with, those available to the Indemnifying Party, the Indemnified Party shall have the right to select and be represented by separate counsel, at the Indemnifying Party's expense, unless a liability insurer is willing to pay such costs. If the Indemnifying Party fails to assume the defense of a claim meriting indemnification, the Indemnified Party may at the expense of the Indemnifying Party, contest, settle, or pay such claim, provided that settlement or full payment of any such claim may be made only following consent of the Indemnifying Party or, absent such consent, written opinion of the Indemnified Party's counsel that such claim is meritorious or warrants settlement. Notwithstanding anything herein, the Indemnified Party shall bear expenses proportionate to its share of liability.

          (f)    Effect of Insurance Proceeds. Except as otherwise specifically provided elsewhere in this Agreement, if a Party is obligated to indemnify and hold the other Party and its successors and assigns harmless under this Section 14.6, the amount owing to the Indemnified Party shall be the amount of the Indemnified Party's actual loss, net of any insurance proceeds received by the Indemnified Party following a reasonable effort by the Indemnified Party to obtain such insurance proceeds.

        14.7 No Consequential Damages. Neither Party shall be liable to the other for any consequential, special or indirect damages, including but not limited to, loss of profit, loss of use, loss of opportunity, loss of production or products, whether such liability is based, or asserted to be based, upon any breach of either Party's obligations under this Agreement, or whether such liability is based or asserted to be based upon any negligent act or omission of a Party, its personnel, agents, appointed representatives or Subcontractors or whether such liability is based, or asserted to be based, on any such other legal ground, unless otherwise stated herein. Personal injury and physical damage to property are liability claims by third parties that shall be considered direct damages and shall not be subject to this Section 14.7.

        14.8 Limitation of Liability. Notwithstanding any other provision contained in this Agreement to the contrary, the remedies stated in this Agreement shall be the sole and exclusive remedies available to a Party for the other Party's failure to comply with its obligations hereunder and are in lieu of any other remedies that might be afforded to either Party at Law or in equity. In no event shall the total and cumulative aggregate liability of Contractor to Owner, whether in contract, warranty, tort, negligence, strict liability, delay, error or omission, indemnity, or otherwise for the performance or breach of this Agreement exceed *. Other than Contractor's liability to re-perform Defective Work, which shall expire at the end of the Warranty Period, Contractor's liability under this Agreement shall continue until expiration of the last applicable statute of limitations.

ARTICLE 15.
PERFORMANCE SECURITY AND INSURANCE

        15.1 Insurance. The insurance coverages to be carried by Owner and Contractor are set forth in Schedule VII hereto. Contractor shall deliver to Owner, no later than seven (7) days after execution of this Agreement by Owner and prior to commencing Work at the Site, certificates of insurance, identified on their face as to project name and this Agreement, as evidence that policies providing such coverage and limits of insurance as are required of Contractor are in full force and effect, which certificates shall provide that not less than sixty (60) days advance notice shall be given in writing to Owner prior to cancellation, termination, or material alteration of said policies of insurance. The requirements contained herein as to types and limits, as well as Owner's approval of insurance coverage to be maintained by Contractor, are not intended to and shall not in any manner limit or qualify the liabilities and obligations assumed by Contractor under this Agreement. If Contractor fails to furnish to Owner a certificate of insurance of each policy required to be obtained hereunder, or if after furnishing such certificate the policy lapses, is canceled, or is materially altered, then in every such case, Owner may obtain and maintain such insurance in the name of Contractor. The cost thereof shall be payable by Contractor, as the case may be, to Owner on demand and Owner may, at its election, deduct the cost thereof from monies which are due or may become due to Contractor under this Agreement. Unless Owner otherwise consents in writing, Contractor shall cause each Subcontractor performing portions of the Work to carry insurance in the same amount and subject to the same conditions as are set forth herein.

        15.2 Contractor Security. If required, no later than thirty (30) days prior to the date that performance of the Preliminary Activities is to commence at the Site, Contractor shall furnish a letter of credit in the amount of * or some other form of security acceptable to Owner, in such form and with such sureties as are satisfactory to Owner and the Senior Lenders. Owner shall reimburse Contractor for the cost of obtaining Contractor's Security at Contractor's actual cost.

        15.3 Contractor Parent Guaranty. No later than fifteen (15) days after execution of this Agreement, Contractor shall deliver to Owner the guaranty of WGI Parent in favor of Owner in substantially the form of Part 3 of Exhibit G (the "WGI Guaranty"), guaranteeing Contractor's performance and payment obligations under this Agreement.

        15.4 Owner Parent Guaranty. No later than fifteen (15) days after execution of this Agreement, Owner shall deliver to Contractor the guaranty of ASM in favor of Contractor in substantially the form of Part 4 of Exhibit G (the "ASM Guaranty"), guaranteeing Owner's payment obligations under this Agreement.

ARTICLE 16.
FORCE MAJEURE

        16.1 Events of Force Majeure. For purposes of this Agreement, "force majeure" shall mean any of the following acts, events or causes occurring without the fault or negligence of the Party claiming it:

          (a)   acts of God, perils of the sea, accidents of navigation, war, sabotage, acts of terrorism, riot, insurrection, civil commotion, national emergency (whether in fact or law), martial law or blockade;

          (b)   expropriation, restraint, prohibition, intervention, requisition or embargo by legislation, regulation, decree or other legally enforceable order of any competent authority (including any court of competent jurisdiction);

          (c)   earthquakes, floods, fire, volcanic activity, drought, entrapped gases or other physical disasters, and unusually adverse weather conditions outside of those that can reasonably be anticipated at the Site;

          (d)   loss of essential services or utilities supplied by third parties who are not Subcontractors; or

          (e)   general strikes or labor actions that are caused by or related to political disputes or disputes that are not specific to Contractor or its Work at the Site.

Labor disputes regarding the employees of Contractor or its Subcontractors that arise from disputes with Contractor or conditions at the Site under the control of Contractor shall not be considered events of force majeure, nor shall the financial inability of Owner, Contractor or a Subcontractor.

        16.2 Notice Required. If either Owner or Contractor is or reasonably expects to be prevented from performing any of its obligations under this Agreement as a result of force majeure, as defined in Section 16.1, it shall promptly notify the other Party of the nature of the force majeure and likely duration of the disability resulting therefrom.

        16.3 Performance Suspended. Upon giving the above notice of the nature of the force majeure and the likely duration of the resulting disability, any Party may immediately request a consultation with the other Party in order to reach agreement as to the best way to deal with the situation. A Party shall be excused from its obligations hereunder to the extent prevented by force majeure, provided that (i) the suspension of performance is of no greater scope and of no longer duration than is required by the condition or event of force majeure; (ii) the non-performing Party proceeds with reasonable diligence to remedy its inability to perform and provides weekly progress reports to the other Party describing actions taken to end the non-performance due to the condition or event of force majeure; and (iii) as soon as the non-performing Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect. Unless any agreement is reached to the contrary, Owner and Contractor shall each bear their own costs arising out of any force majeure.

        16.4 Adjustments as a Result of Force Majeure. The time for completion of any portion of the Work and production requirements affected by such force majeure shall be extended commensurate with any delay or delays in performance by either Contractor or Owner when such delay is caused by force majeure, and notice is given pursuant to Section 16.2. Additionally, if the event of force majeure materially alters the Scope of Work to be performed, requires material changes to the manner or method of performance of the Work or materially changes Contractor's costs to perform the Work, each consistent with Section 5.1, the Parties shall equitably adjust the Target Price to account for such changes.

        16.5 Each Party To Overcome Force Majeure. Any Party giving notice of force majeure shall use its reasonable best efforts to overcome such force majeure or remedy the disability resulting therefrom as promptly as possible, provided always that such Party shall not be required to test the validity of any law, regulation, decree or order by way of legal proceedings.

        16.6 Termination for Extended Force Majeure. If the performance of a substantial portion of the Work remaining to be performed under this Agreement is made impossible, hindered or delayed for a period longer than * as a result of force majeure, then either Party shall have the right to terminate this Agreement upon thirty (30) days notice to the other Party and Owner shall elect whether to exercise its option to purchase the Equipment pursuant to Section 11.6. In the event of such termination, Owner shall pay Contractor an amount calculated in accordance with Section 4.2 for any Work performed for which Contractor has not previously been compensated. Notwithstanding the foregoing, Contractor may not terminate this Agreement unless and until the force majeure event continues for a period in excess of *; provided that Owner has made timely payments of the Fee on Cost and the pro-rated G&A Fee pursuant to Section 4.2(d), beginning as of the month immediately following the * of the force majeure event.

ARTICLE 17.
TERMINATION

        17.1 Termination for Convenience.

          (a)   Owner's Right to Terminate. At any time, Owner may terminate Contractor's right to proceed with all or any part of the Work by giving Contractor thirty (30) days written notice.

          (b)   Payment to Contractor Upon Termination for Convenience. In the event of termination for Owner's convenience, Owner shall pay Contractor a termination fee in accordance with Schedule VIII. In addition, Contractor shall be compensated for the reasonable cost of all Work performed or Materials furnished as of the date of such termination, including the earned portion of any fee or profit to which Contractor is entitled; any performance security or bonding relating solely to the terminated Work shall be returned to Contractor; and Contractor shall be released from its further obligations under this Agreement that otherwise would have become performable after the date of termination. Contractor shall be reimbursed for all costs actually incurred to demobilize pursuant to Section 17.6, and other reasonable expenses actually incurred as a result of such termination by Owner, including but not limited to costs arising from cancellation of orders for materials, supplies, equipment or parts; cancellation of subcontracts or other supplier contracts; and penalties for early equipment lease terminations, if not assumed by Owner pursuant to Section 11.6. Owner agrees to pay for all materials, supplies or equipment which have been ordered and cannot be canceled and to release all bonds or other security. If Contractor's right to proceed with the Work is terminated pursuant to this Section 17.1, Owner shall indemnify Contractor against any extra costs, reasonably incurred by Contractor, as a direct result of termination of Subcontractors or for purposes of preserving and protecting Completed Work or the Work already in progress. Contractor shall not be entitled to recover loss of anticipated profits for the Work that was yet to be performed at the time of termination. In no event shall Contractor's right to termination cost be construed to allow additional recovery for any other cost for which Contractor has previously been reimbursed or can reasonably avoid. Owner's Representative and Contractor shall, as soon as possible after termination under this Section 17.1, determine the value of the Materials and Work Materials for which Contractor has not been previously reimbursed and all sums then due to Contractor as of the date of termination.

        17.2 Termination for Contractor Default.

          (a)   If Contractor is in default of its obligations under this Agreement pursuant to Section 14.1 and has failed to cure such default pursuant to Section 14.2, Owner may immediately terminate Contractor's right to perform all or any part of the Work by delivering written notice to Contractor. In such event, Contractor shall deliver all drafts, Drawings, Work Papers, Confidential Information related to the Project (excluding any of Contractor's confidential business and financial information), and other Work documents made by or for it, to Owner's Representative. Owner may effect any such termination by written notice delivered to Contractor and thereupon terminate Contractor's employment under this Agreement and expel it from the Site. Other than as set forth in this Article 17, Contractor shall not be released from any of its obligations or liabilities under this Agreement. Owner may upon such termination complete the Work itself and/or by any other contractor. Owner or such other contractor may use for such completion so much of the Work documents made by or on behalf of Contractor, WMM and Equipment as it may think proper; provided that Owner shall compensate Contractor for any unpaid portion of the WMM and for any of Contractor's Equipment purchased pursuant to Section 11.6.

          (b)   In addition to Owner's option to purchase the Equipment pursuant to Section 11.6, in the event Owner elects to terminate this Agreement pursuant to Section 17.2(a), Owner may continue to use, without purchasing, the Equipment for up to six (6) months after the date of termination; provided that Owner shall continue paying the Fee on Capital for the retained but unpurchased Equipment. Owner shall, at its cost, engage a certified, independent, third party appraiser to evaluate the condition of the Equipment. Owner shall be responsible for all repairs and maintenance of such Equipment during Owner's possession and use thereof. Upon completion of the Equipment rental, Owner shall, at its own cost, engage a certified, independent, third-party appraiser to perform a post-rental appraisal of the condition of the Equipment. Owner shall be responsible for restoring all post-rental Equipment to the conditions set forth in the pre-rental appraisal, normal wear and tear excepted. Upon completion of the Equipment rental, Contractor shall be responsible to demobilize the Equipment at its own cost.

          (c)   Contractor shall have the right, pursuant to Section 17.6, to leave the Equipment at the Site for up to six (6) months after Owner has elected not to purchase it pursuant to Section 11.6 or has finished using it pursuant to Section 17.2(b). In either event, Owner shall not be entitled to any reimbursement for its demobilization costs.

        17.3 Obligations of Contractor. Upon the effectiveness of termination for Owner's convenience or due to Contractor's default pursuant to Section 14.2:

          (a)   this Agreement shall continue in force as to the Completed Work or that portion of the Work which is not the subject of such termination;

          (b)   Contractor, unless the notice delivered by Owner otherwise directs, shall immediately discontinue any part of the Work already in progress, for which termination has been demanded, except for such Work as may be necessary and instructed by Owner's Representative for the purpose of making safe or protecting the Completed Work and any Work required to leave the Site in a clean and safe condition;

          (c)   Contractor, shall remove its Work Materials and Equipment from the Site, unless Owner compensates Contractor for and retains possession of the Work Materials and exercises its option to purchase or sublease the Equipment pursuant to Section 11.6;

          (d)   any leases covering any Work Materials at the Site shall, at the election of Owner, be canceled or assigned to Owner or its nominee;

          (e)   Contractor shall, unless the termination notice otherwise directs, immediately discontinue the placing of Subcontracts in connection with the terminated part of the Work and shall, if requested by Owner, make every reasonable effort to procure cancellation of all Subcontracts related to the terminated part of the Work on terms satisfactory to Owner or, upon Owner's election, shall assign such existing Subcontracts or any of them to Owner or its nominee;

          (f)    if Owner directs assignment of any existing Subcontracts to itself or its nominee, Owner, or its nominee, as the case may be, shall assume all the obligations thereunder except for the payment of amounts due at the time of termination.

        17.4 Rights of Owner. In the event of termination for Owner's convenience or due to Contractor's default pursuant to Section 14.2, Owner may finish any part of the Work which is subject to such termination, by whatever method Owner may deem expedient, including the hiring of another contractor or contractors under such form of contract or upon such terms and conditions as Owner may deem advisable. Owner's right to terminate all or any part of the Work as provided herein is without prejudice to any other right or remedy Owner may have hereunder, including without limitation purchasing the Equipment pursuant to Section 11.6, and shall not release Contractor of any of its obligations under this Agreement unless such release is specifically stated in writing by Owner in its termination notice.

        17.5 Termination for Owner Default.

          (a)   Contractor's Right to Terminate. If Owner is in default pursuant to Section 14.4 and has failed to cure such default pursuant to Section 14.5, then Contractor may terminate this Agreement by giving written notice to Owner. Such notice shall take effect fifteen (15) days after the giving of the notice unless, prior to expiration of such period, Owner has cured or has commenced to cure the default pursuant to Section 14.5.

          (b)   Cessation of Work and Removal of Contractor's Equipment. After termination under this Section 17.5, Contractor shall:

            (i)    cease all further Work, except for such Work as may be necessary and instructed by Owner's Representative for the purpose of making safe or protecting the Completed Work and any Work required to leave the Site in a clean and safe condition;

            (ii)   hand over all Confidential Information related to the Project (excluding any of Contractor's confidential business and financial information) and Work Papers and Materials for which Contractor has received payment;

            (iii)  hand over those other parts of the Work executed by Contractor up to the date of termination; and

            (iv)  subject to Owner's option under Section 11.6, remove all Equipment which is at the Site and repatriate all its staff and labor from the Site.

          (c)   Payment on Termination. After termination for Owner default pursuant to Section 17.5, Owner shall promptly pay (pursuant to Section 4.7) Contractor an amount calculated pursuant to Section 4.2.

          (d)   Put Option. In the event Contractor terminates this Agreement for Owner default pursuant to this Section 17.5, Contractor shall be entitled to exercise its put option pursuant to Section 11.6.

          (e)   Contractor's Remedies. Any such termination shall be without prejudice to any other right of Contractor under this Agreement.

        17.6 Demobilization upon Termination. Subject to Owner's and Contractor's respective rights pursuant to Sections 11.6, 11.7 and 17.2(b) regarding the Equipment, demobilization by Contractor shall consist of tearing down the Equipment in readiness for transportation, and transporting the Equipment back to Contractor's base of operations. Except in the event this Agreement is terminated pursuant to Section 17.2, Owner shall promptly reimburse Contractor for any direct costs incurred by Contractor for demobilization. Contractor shall have six (6) months in which to demobilize its personnel and equipment; provided that Owner shall have no liability whatsoever for Equipment left at the Site after termination of this Agreement; Contractor shall indemnify Owner against any liability or claim arising from the presence of the Equipment at the Site; and Contractor shall maintain personnel at the Site to secure the Equipment at its own cost. After such six (6) month period, Owner may dispose of any equipment remaining at the Site by private sale or public auction with ten (10) days prior notice to Contractor. If either Party has exercised its respective rights pursuant to Section 11.6, 11.7 and 17.2(b), Contractor shall have six (6) weeks to demobilize its personnel.

ARTICLE 18.
DISPUTE RESOLUTION

        18.1 Dispute Resolution Procedure. All disputes, questions or differences of opinion between the Parties concerning or arising out of this Agreement, or its validity, construction, meaning, operation or effect or in any way concerning the rights, duties or liabilities of either Party (each a "Dispute") shall be resolved in the manner set forth in this Article 18.

        18.2 Notice of Dispute. A Party to this Agreement claiming that a Dispute has arisen under this Agreement must give written notice to the other Party's Representative within ten (10) days of becoming aware of the event or condition giving rise to the Dispute.

        18.3 Investigation and Negotiation. The Representatives must seek to resolve the Dispute within three (3) days after notice is given pursuant to Section 18.2, following whatever investigation each deems appropriate.

        18.4 Dispute Resolution Process. If the Dispute is not resolved by the Representatives within the allotted three (3) days, then the Parties shall promptly prepare and exchange memoranda stating the issues in dispute and their respective positions, summarizing negotiations that have taken place and attaching relevant documents.

          (a)   Such memoranda shall promptly be submitted to the Senior Management of each Party who, in turn, shall promptly but in no event more than fifteen (15) days after the period in which the Representatives failed to resolve the Dispute under Section 18.3, meet for negotiations at a mutually agreed time and place. The Senior Management of the Parties shall endeavor to resolve the Dispute, or failing resolution, shall explore and agree on the method for resolving the Dispute by other means. "Senior Management" shall mean one or more executives of the Party having a position at least equal to a vice-president or corporate sponsor of the Party with respect to the Project. Project Managers, Representatives or persons whose primary responsibility relates to the Project or the Work hereunder shall not be deemed Senior Management for purposes of this Article 18.

          (b)   If the Dispute has not been resolved or an alternate method of resolving the Dispute agreed upon within ten (10) calendar days of the commencement of the negotiations between Senior Management of the Parties, either Party shall thereafter be free to seek redress via the international arbitration procedures outlined in this Article 18 by filing a request for arbitration with the secretariat of the International Chamber of Commerce (the "ICC").

        18.5 International Arbitration. The Parties agree that since they are each subsidiaries of corporate parent entities that are not Bolivian entities, any Dispute arising out of or relating to this Agreement that is not resolved pursuant to Section 18.4 shall be settled by international arbitration in accordance with the Rules of Arbitration (the "Rules") of the ICC, as in force at the time of the Dispute, subject to the express provisions herein.

          (a)   For all Disputes involving a good faith claim exceeding $1,000,000, the number of arbitrators shall be three (3). Each Party shall appoint one arbitrator within fifteen (15) days of receiving notice of the international arbitration proceeding, and the two (2) arbitrators selected by the Parties shall appoint the third arbitrator. Absent agreement by the arbitrators appointed by the Parties within fifteen (15) days after their appointment, the third arbitrator shall be appointed by the ICC.

          (b)   For all Disputes involving a good faith claim for less than $1,000,000, the number of arbitrators shall be one, and the sole arbitrator shall be an arbitrator that is independent of both Parties and appointed by the ICC in accordance with the provisions of this Section 18.5.

          (c)   Each arbitrator selected (whether by the parties or the ICC) shall be qualified, knowledgeable and experienced as to the subject matter of the issue or issues to be arbitrated and shall have at least five (5) years of relevant industry experience.

          (d)   Disputes arising under this Agreement shall be resolved solely by international arbitration pursuant to this Article 18. The place of international arbitration, if not otherwise agreed to by the Parties, shall be Denver, Colorado, U.S.A. The language to be used in the arbitral proceedings shall be English.

          (e)   Each Party shall bear its own costs and expenses incurred in connection with a Dispute and the arbitral tribunal shall not have any power to award attorneys or other fees or costs to the prevailing Party.

          (f)    The award and all decisions of an arbitral tribunal shall be final and binding upon the Parties and reviewable only in accordance with the provisions of the Uniform Arbitration Act, as adopted by the State of Colorado. Judgment upon the award rendered by the arbitrators may be entered in any court of competent jurisdiction. Any judgment rendered by the arbitral tribunal against a Party may be executed against such Party's assets in any jurisdiction where the Party has assets. Each of the Parties irrevocably submits to the non-exclusive jurisdiction of the appropriate courts in Chile, Bolivia and the United States in any legal action or proceeding relating to such execution of judgment.

        18.6 Joinder of Other Parties. Any Dispute arising out of or relating to this Agreement, the Project, the Work, or the breach thereof may include by consolidation, joinder or in any other manner, at the option of either Owner or Contractor, any other entities or persons whom it believes to be substantially involved in a common question of fact or law, including but not limited to Subcontractors, WGI Parent and ASM. The WGI Guaranty and the ASM Guaranty shall each contain express provisions whereby WGI Parent and ASM each consent to be joined in any international arbitration proceeding commenced under this Agreement. All of the Subcontracts negotiated, written, administered and/or entered into by Contractor shall include express provisions to incorporate the substance of this Section 18.6.

        18.7 Continuation of Performance. Unless otherwise agreed in writing, and notwithstanding any other rights or obligations of either of the Parties under this Agreement, Contractor shall continue to perform the Work in accordance with this Agreement during the pendency of any Dispute or arbitration proceeding to resolve any Dispute and Owner shall continue to make payments to Contractor of any undisputed amounts in accordance with this Agreement during the pendency of any international arbitration or other proceeding to resolve such Dispute.

        18.8 Arbitrations under Other Contracts. Contractor may be joined, and hereby consents to any such joinder, as a cross-claimed party to any international arbitration commenced under the EPCM Agreement or any Third Party Contract in which there is an assertion of liability on the part of Contractor.

        18.9 Equitable Relief. Nothing herein shall prevent either Party from seeking injunctive or other interim or provisional relief from a court of competent jurisdiction on the grounds that relief would not otherwise be available via the dispute resolution procedures of this Article 18; provided that the Parties hereby agree that any arbitral tribunal convened pursuant to this Article 18 shall be authorized to consider and address the continuance, modification or termination of such relief and such an order of any properly convened arbitral tribunal shall be binding on the Parties.

ARTICLE 19.
TAX MATTERS

        19.1 Tax Optimization. Owner and Contractor agree to use all commercially reasonable efforts to structure the transactions contemplated by this Agreement and to administer and/or amend this Agreement as may be necessary and to implement the provisions hereof with the intent to minimize the tax exposure to the Parties.

        19.2 Tax Matters. Contractor's Proposal was exclusive of any and all value-added taxes ("VAT"), import and/or custom taxes, duties or fees. Therefore, unless otherwise agreed by the Parties pursuant to Section 19.1, Contractor shall pay directly to the Bolivian government any and all VAT, import and/or custom taxes, duties and fees assessed on the Equipment, the WMM or any other supplies purchased and/or imported in connection with the Work. Owner shall promptly reimburse Contractor for the amount of any VAT, import and/or custom taxes, duties and fees paid by Contractor to the Bolivian government in accordance with the invoicing and reimbursement procedures set forth in Section 4.7.

ARTICLE 20.
INTERNATIONAL PROVISIONS

        20.1 FCPA and Similar Laws. Each Party agrees to comply, to cause its Affiliates to comply, and in the case of Contractor to cause its Subcontractors to comply, with the FCPA, and any similar laws of Bolivia, in connection with all Work to be performed under this Agreement. Without limiting the generality of the foregoing, no Party nor any of its Affiliates, directors, officers, employees, agents or Subcontractors shall make any payment or give anything of value, directly or indirectly, to any government official (including any director, employee or agent of any government department, agency or instrumentality) to influence any of his, her or its decisions, for the purpose of obtaining or retaining business or to gain any other advantage, or for any improper purpose. Violation of this Section 20.1 shall be deemed to be a material breach of this Agreement.

        20.2 Gratuities. Contractor, its employees, agents, or representatives shall not offer or give to any officer, director, official, or employee of Owner or of any Affiliate of Owner substantial gifts or entertainment, or any payments, loans, bribes, commissions or other gratuities to influence the award of a contract, or obtain favorable treatment under a contract. Violation of this Section 20.2 shall be deemed to be a material breach of this Agreement.

        20.3 Export Control Provisions. The services, assistance, technical data, information, documents and materials provided by WGI Parent to Contractor and by ASC to Owner may constitute defense services, technical data, or commercial or dual-use items or information controlled under the U.S. export control laws and regulations (collectively, the "Controlled Items"). Contractor and Owner shall not transfer, disclose or otherwise export or re-export any such Controlled Items to any foreign person

(as defined under the International Traffic in Arms Regulations) without prior authorization from the U.S. Government.

ARTICLE 21.
MISCELLANEOUS

        21.1 Governing Law; Jurisdiction. This Agreement shall be governed, interpreted, and enforced in accordance with the laws of the State of New York, U.S.A., excluding any provisions or principles thereof which would require the application of the laws of a different jurisdiction. Any dispute arising from or related to this Agreement and the rights and obligations hereunder shall be settled in accordance with the dispute resolution provisions set forth in Article 18. The Parties hereby submit to the jurisdiction of the federal and state courts of the State of Colorado, U.S.A. and agree that the courts of the State of Colorado, U.S.A. shall be a proper forum for actions for temporary or injunctive relief under Section 18.9 and for entry of judgment enforcing or confirming an arbitration award under this Agreement. All of the Subcontracts which are negotiated, written, entered into and/or administered by Contractor shall incorporate the substance of this Section 21.1.

        21.2 Notices. All notices and other communications under this Agreement shall be in writing and delivered (a) personally, (b) by registered or certified mail with postage prepaid, and return receipt requested, (c) by recognized overnight courier service with charges prepaid, or (d) by facsimile transmission, directed to the intended recipient as follows:

  TO OWNER:

  Minera San Cristóbal, S.A.
  c/o Apex Silver Mines Corporation
  1700 Lincoln Street
  Suite 3050
  Denver, Colorado USA 80203
  Attention: Alan R. Edwards
  Telephone Number: 303-228-0325
  Facsimile Number: 303-839-5907

  With copy to:

  Holme Roberts & Owen LLP
  Attention: Jan N. Steiert
  1700 Lincoln Street, Suite 4100
  Denver, Colorado 80203-4541
  Telephone Number: 303-861-7000
  Facsimile Number: 303-866-0200

  TO CONTRACTOR:

  Washington Group Bolivia, S.R.L.
  c/o Washington Group International, Inc.
  7800 E. Union Avenue
  Suite 100
  Denver, Colorado 80230
  Attention: Ken Kluksdahl
  Telephone Number: 303-843-3003
  Fax Number: 303-843-3340

  With Copy to:

  Washington Group International Inc.
  Attention: Legal Department
  7800 E. Union Avenue
  Suite 100
  Denver, Colorado 80230
  Attention: Regional Managing Counsel
  Telephone Number: 303-843-2588
  Fax Number: 303-843-2266

Either Party may change its address for the receipt of notices by giving written notice as herein provided to the other Party.

        21.3 Assignment. Contractor may not, without the prior written consent of Owner, grant, assign or transfer any of its rights or obligations under this Agreement. Contractor may, with the prior written consent of Owner, which shall not be unreasonably withheld, assign its rights and obligations under this Agreement to one of its Affiliates; provided that any such assignee Affiliate provides Owner with adequate assurance of its ability and intent to perform under this Agreement. Owner may grant, assign or transfer all or any of its rights and obligations under this Agreement to any Affiliate of Owner, or to any third party purchaser of the Mine, provided that any such assignee provides Contractor with adequate assurance of its ability and intent to perform under this Agreement. Notwithstanding anything herein, Owner shall be entitled to grant, assign or transfer to the Senior Lenders or any other secured party under the Project financing documents, by way of security, all right, title and interests that Owner now has or which may hereafter arise in and to this Agreement and all claims resulting from any failure of performance or compliance with any of the provisions of this Agreement, together with full power and authority, in their own name or in the name of Owner or otherwise, to enforce this Agreement against Contractor and to collect, receive and give receipts and releases of such amounts. In the event of any such collateral assignment for the benefit of any Senior Lender, Contractor agrees to execute such acknowledgments of the assignment and estoppel certificates and other instruments confirming this Agreement as the Senior Lender(s) may request.

        21.4 Entire Agreement. This Agreement (including the Exhibits and Schedules attached hereto and incorporated herein) contains the entire agreement between the Parties and supersedes all prior negotiations, discussions, prior agreements and writings relating to the subject matter hereof. The Parties shall not be bound by, or be liable for any statement, representation, promise, inducement or understanding not set forth herein, except as specifically provided for in this Agreement. No amendments or modifications of any of the terms and conditions shall be valid unless reduced to writing and signed by both Parties.

        21.5 Non-Waiver of Rights and Remedies. No action or failure to act by either Party shall constitute a waiver of any right or duty afforded it under this Agreement nor shall any such action or failure to act constitute an approval of or acquiescence in any breach thereunder except as may be specifically agreed to in writing. No approval granted by Owner under this Agreement shall limit Contractor's liability hereunder or otherwise be deemed to be an assumption of any liability by Owner. No payment made to Contractor and no partial or entire use or occupancy of the Work or any part thereof by Owner shall be construed as an acceptance of any Work or WMM not in accordance with this Agreement. The duties and obligations imposed by this Agreement and the rights and remedies available hereunder are sole and exclusive.

        21.6 Headings Not Part of this Agreement. Any heading preceding the text of the several Articles and Sections hereof are inserted for convenience of reference and shall not constitute a part of this Agreement nor affect its meaning, content or effect or be referred to in any interpretation thereof.

        21.7 Relationship. Contractor is an independent contractor for all purposes of this Agreement. Owner and Contractor each acknowledge and agree, that while this Agreement anticipates that Contractor shall act in the capacity as Owner's agent for the purpose of overseeing and managing performance of the Work and the portions of the Site within which the Work shall be performed, it is not the purpose or intention of this Agreement to create a joint venture, partnership, mining partnership or employment relationship between Owner and Contractor. Except as expressly set forth herein, neither Party shall have the right, power or authority to act or to create any duty or obligation on behalf of the other Party, or to hold itself out as a representative or agent of the other Party.

        21.8 Status of Third Parties. Except as to benefits accruing or intended to accrue to the Senior Lenders pursuant to collateral assignments, pledges or grants of security interests herein, nothing contained in this Agreement shall create a contractual relationship with, or a cause of action against Owner in favor of any third party, and this Agreement is not intended to benefit any third party, including any Subcontractor or Third Party Contractor.

        21.9 Severability. If any provision of this Agreement is invalid or unenforceable in any jurisdiction, such provision shall be fully severable from this Agreement and the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed to carry out the provisions and intent hereof. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, nor shall the invalidity or unenforceability of any provision of this Agreement with respect to any person or entity affect the validity or enforceability of such provision with respect to any other person or entity.

        21.10 Announcements. Contractor and Owner shall consult with each other with regard to all press releases and other announcements concerning this Agreement or the transactions provided for hereby and, except as may be required by applicable Laws or the applicable rules and regulations of any governmental agency or stock exchange, neither Owner nor Contractor shall issue any such press release or make any other announcement without the prior written consent of the other Party.

        21.11 Survival of Obligations. Notwithstanding Owner's acceptance of the Work or the termination of this Agreement, any duty or obligation that has been incurred by Contractor or Owner and has not been fully observed, performed and/or discharged and any right, unconditional or otherwise that has been created and has not been fully enjoyed, enforced and/or satisfied (including but not limited to the duties, obligations and rights, if any, with respect to confidentiality) shall survive such acceptance or termination until such duty or obligation has been fully observed, performed and/or discharged and such right has been fully enjoyed, enforced and/or satisfied.

        21.12 Execution and Counterparts. This Agreement may be executed in one or more original counterparts and shall become operative when each Party has executed and delivered at least one counterpart. Each counterpart shall be deemed to be an original for all purposes, and all counterparts shall together constitute but one and the same instrument. This Agreement may be delivered by facsimile or similar transmission, and a facsimile or similar transmission evidencing execution shall be effective as a valid and binding agreement between the Parties for all purposes.

[Signature Page Follows]

        IN WITNESS WHEREOF, the Parties have executed this Agreement on the date set forth below their names below, to be effective as of the Effective Date.

OWNER:
MINERA SAN CRISTÓBAL, S.A.
By:	/s/ CARLOS H. FERNANDEZ MAZZI
Name:	Carlos H. Fernandez Mazzi
Title:	President and CEO
Date Executed: January 7, 2005
CONTRACTOR:
WASHINGTON GROUP BOLIVIA S.R.L.
By:	/s/ ANTHONY EDGAR
Name:	Anthony Edgar
Title:	General Manager
Date Executed: January 7, 2005

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SAN CRISTÓBAL MINE OPEN PIT CONTRACT MINING SERVICES AGREEMENT BETWEEN MINERA SAN CRISTÓBAL, S.A. AND WASHINGTON GROUP BOLIVIA S.R.L.
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